Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-203630 and 333-203630-01

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but it is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 23, 2017

Prospectus supplement to prospectus dated April 24, 2015

$500,000,000

    % Senior Notes due 2024

Guaranteed by

United Airlines, Inc.

We will pay interest at the rate of     % per year on the principal amount of the notes semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2017. The notes will mature on February 1, 2024.

We may redeem all of the notes at any time or a portion of the notes from time to time prior to their maturity for cash at the redemption price described in this prospectus supplement.

The notes will be fully and unconditionally guaranteed by our subsidiary United Airlines, Inc.

The notes represent our senior unsecured obligations, and the note guarantee represents the senior unsecured obligation of the guarantor. The notes and the note guarantee rank equally in right of payment with all of our and the guarantor’s existing and future unsecured and unsubordinated debt. However, the notes and the note guarantee are effectively subordinated to all of our and the guarantor’s existing and future secured debt to the extent of the collateral securing such debt and structurally subordinated to all existing and future obligations of our subsidiaries other than the guarantor.

The notes will not be listed on any national securities exchange.

	Per note	Total
Public offering price(1)%		$
Underwriting discounts and commissions	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest, if any, from the date of issuance.

Investing in our notes involves risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes as set forth under “Underwriting.” We expect to deliver the notes in book-entry form only on or about January     , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan
Barclays	Deutsche Bank Securities

The date of this prospectus supplement is January     , 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, “United Continental Holdings” and “UAL” refer to United Continental Holdings, Inc. as a separate corporation, and the “Company,” “we,” “us” and “our” refer to United Continental Holdings and its consolidated subsidiaries, including United Airlines, Inc.

You should rely only on the information contained in this prospectus supplement and accompanying prospectus and on the information incorporated by reference herein. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is accurate only as of those documents’ respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary includes basic information about us and this offering. It may not contain all of the information that is important to you. For a more complete understanding of the Company and this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, as well as the materials filed with the Securities and Exchange Commission (the “SEC”) that are considered to be part of this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

United Continental Holdings, Inc.

United Continental Holdings, Inc. (“UAL”) is a holding company, and its principal subsidiary is United Airlines, Inc. (“United”). United transports people and cargo through its mainline operations, which utilize jet aircraft with at least 118 seats, and regional operations, which utilize smaller aircraft that are operated under contract by “United Express” carriers. With key global aviation rights in North America, Asia-Pacific, Europe, Middle East and Latin America, United has the world’s most comprehensive global route network. United and its regional carriers operate more than 4,500 flights a day to 339 airports across five continents. The principal executive offices of UAL and United are located at 233 S. Wacker Drive, Chicago, Illinois 60606, telephone (872) 825-4000.

The Offering

Issuer	United Continental Holdings, Inc.

Notes	$500,000,000 aggregate principal amount of % Senior Notes due 2024.

Maturity	February 1, 2024.

Interest	The notes will bear interest at the rate of % per year on the principal amount. Interest is payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2017. Interest will be calculated using a 360-day year composed of twelve 30-day months. Interest will accrue from the date of original issuance of the notes.

The Note Guarantee	The notes will be fully and unconditionally guaranteed by United (the “Guarantor”).

Ranking	The notes represent our senior unsecured obligations, and the note guarantee represents the senior unsecured obligation of the Guarantor. The notes and note guarantee rank equally in right of payment with all of our and the Guarantor’s existing and future unsecured and unsubordinated debt. However, the notes and the note guarantee are effectively subordinated to all of our and the Guarantor’s existing and future secured debt to the extent of the collateral securing such debt and structurally subordinated to all existing and future liabilities of UAL’s subsidiaries other than the Guarantor.

As of September 30, 2016, assuming that the notes had been issued on such date:

•	UAL would have had approximately $1.2 billion of long-term debt (including current maturities), none of which was secured;

•	UAL and its subsidiaries would have had approximately $12.0 billion of long-term debt and capital lease obligations (including current maturities), of which approximately $10.8 billion was secured, and in addition, as of such date and as of the date hereof, United had available and undrawn $1.35 billion under a secured revolving credit facility; and

•	United had entered into guarantees for approximately $1.9 billion aggregate principal amount of tax-exempt special facilities revenue bonds and related interest.

Sinking Fund	None.

Optional Redemption	We may redeem for cash all of the notes at any time or a portion of the notes from time to time, by paying a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) a make-whole amount, if any, plus, in either case, accrued and unpaid interest to the redemption date.

Merger and Sales of Assets	The indenture governing the notes will specify certain requirements if UAL or the Guarantor consolidates with, merges into, or conveys, transfers or leases all or substantially all of UAL’s or the Guarantor’s properties and assets to another Person.

Change of Control	We must offer to repurchase all of the notes at a price of 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date in the event of a “Change of Control,” as defined in the indenture governing the notes.

Restrictive Covenants	The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to:

•	incur debt or issue preferred stock;

•	pay dividends, redeem stock or make other distributions or restricted payments; and

•	designate subsidiaries as unrestricted.

These covenants will be subject to a number of important exceptions and qualifications. For example, under certain circumstances, we and our restricted subsidiaries will be permitted to make significant restricted payments, incur significant amounts of indebtedness and issue preferred stock. See “Description of Notes—Certain Covenants—Restricted Payments” and “Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The notes lack a “cross-default” provision, a “judgment default” provision and some covenants typically found in other comparably rated debt securities, including some of our debt securities. See “Risk Factors—Risks Related to the Notes.”

Form and Settlement; Book-Entry System	The notes will be issued in fully registered form and will be represented by one or more global notes. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, book entry records maintained by DTC and its direct and indirect participants. Your interest in a global note may not be exchanged for certificated notes, except in limited circumstances.

Trading	We do not intend to list the notes on any national securities exchange. The notes will be new securities for which there is currently no public market.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million. We intend to use the net proceeds we receive from this offering for general corporate purposes.

Recent Results

The following tables summarize certain consolidated financial and operating data with respect to UAL for the fourth quarter and full year of 2016.(1)

	Three months ended December 31, 2016	Year ended December 31, 2016
	(Unaudited—in millions)
Operating revenue	$9,052	$36,556
EBITDAR(2)	1,660	6,976
Adjusted EBITDAR(2)	1,663	7,619

(1)	The summary of consolidated financial data is preliminary, because, as of the date of this prospectus supplement, we have not completed our financial close process for 2016. This preliminary data is based upon our estimates and is subject to completion of our financial closing procedures. In addition, this preliminary data has not been audited by our independent registered public accounting firm.
(2)	EBITDAR is defined by us as net income (loss) before interest expense net of interest income and capitalized interest, income tax expense (benefit), depreciation and amortization and aircraft rent. Adjusted EBITDAR represents EBITDAR excluding special items. A detailed listing of these exclusions is provided below. UAL’s management believes that EBITDAR and Adjusted EBITDAR provide useful information about UAL’s operating performance. However, these measures should not be considered as alternatives to net income (loss) or cash flows from operating activities as indicators of operating performance or liquidity. EBITDAR and Adjusted EBITDAR are not recognized terms under GAAP. EBITDAR and Adjusted EBITDAR should not be viewed in isolation and do not purport to be alternatives to net income (loss) as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDAR and Adjusted EBITDAR exclude some, but not all, items that affect net income (loss), and these measures may vary among other companies. Therefore, EBITDAR and Adjusted EBITDAR as presented herein may not be comparable to similarly titled measures of other companies. In addition, EBITDAR, Adjusted EBITDAR, net income and interest expense as presented herein are not the same as similar terms used in the indenture for the notes offered hereby and should not be used for any calculations under such indenture. The following table shows the calculation of EBITDAR and Adjusted EBITDAR:

	Three months ended December 31, 2016	Year ended December 31, 2016
	(Unaudited—in millions)
EBITDAR and Adjusted EBITDAR Calculations
Net income	$397	$2,263
Add back:
Depreciation and amortization	504	1,977
Interest expense, net of interest capitalized and interest income	113	500
Income tax expense	487	1,556
Aircraft rent	159	680
EBITDAR	$1,660	$6,976
Exclusions:
Special items	$(27)	$643
Adjusted EBITDAR	$1,633	$7,619

	Three months ended December 31, 2016	Year ended December 31, 2016
Operational statistics:
Passengers (thousands)	36,023	143,177
Revenue passenger miles (millions)	51,538	210,309
Available seat miles (millions)	62,518	253,590
Passenger load factor	82.4%	82.9%
Passenger revenue per available seat mile (cents)	12.41	12.40
Cost per available seat mile (cents)	12.87	12.70
Cost per available seat mile (cents), excluding special charges, third-party business expenses and profit sharing	10.13	9.81

(See Part II, Item 6 Selected Financial Data of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for the definition of these statistics.)

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with all of the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before purchasing the notes. If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. As a result, the market value of the notes could decline, and you could lose part or all of your investment.

Risk Factors Relating to the Company

Global economic, political and industry conditions constantly change and unfavorable conditions may have a material adverse effect on the Company’s business and results of operations.

The Company’s business and results of operations are significantly impacted by global economic and industry conditions. The airline industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and global economies. The Company is a global business with operations outside of the United States from which it derives significant operating revenues. The Company’s international operations are a vital part of its worldwide airline network. Volatile economic, political and market conditions in these international regions may have a negative impact on the Company’s operating results and its ability to achieve its business objectives.

Robust demand for the Company’s air transportation services depends largely on favorable economic conditions, including the strength of the domestic and foreign economies, low unemployment levels, strong consumer confidence levels and the availability of consumer and business credit. Air transportation is often a discretionary purchase that leisure travelers may limit or eliminate during difficult economic times. In addition, during periods of unfavorable economic conditions, business travelers usually reduce the volume of their travel, either due to cost-saving initiatives or as a result of decreased business activity requiring travel. During such periods, the Company’s business and results of operations may be adversely affected due to significant declines in industry passenger demand, particularly with respect to the Company’s business and premium cabin travelers, and a reduction in fare levels.

Stagnant or weakening global economic conditions either in the United States or in other geographic regions, and any future volatility in U.S. and global financial and credit markets may have a material adverse effect on the Company’s revenues, results of operations and liquidity. If such economic conditions were to disrupt capital markets in the future, the Company may be unable to obtain financing on acceptable terms (or at all) to refinance certain maturing debt and to satisfy future capital commitments.

Recently, United Kingdom (“UK”) voters voted for the UK to exit the European Union (“EU”), a non-binding referendum that, if passed into law, could adversely affect European and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the British pound and European euro, additional travel restrictions on passengers traveling between the UK and other EU countries and legal uncertainty and potentially divergent national laws and regulations. These adverse effects in European market conditions could negatively impact the Company’s business, results of operations, and financial condition.

In addition, significant or volatile changes in exchange rates between the U.S. dollar and other currencies may have a material adverse impact upon the Company’s liquidity, revenues, costs and operating results.

The airline industry is highly competitive and susceptible to price discounting and changes in capacity, which could have a material adverse effect on the Company.

The U.S. airline industry is characterized by substantial price competition including from low-cost carriers. The significant market presence of low-cost carriers, which engage in substantial price discounting, may diminish our ability to achieve sustained profitability on domestic and international routes.

Airlines also compete for market share by increasing or decreasing their capacity, including route systems and the number of markets served. Several of the Company’s domestic and international competitors have increased their international capacity by including service to some destinations that the Company currently serves, causing overlap in destinations served and therefore increasing competition for those destinations. In addition, the Company has implemented significant capacity reductions in recent years in response to high and volatile fuel prices and stagnant global economic growth. This increased competition in both domestic and international markets may have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

Terrorist attacks or international hostilities, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry, could negatively affect the Company and the airline industry.

The terrorist attacks on September 11, 2001 involving commercial aircraft severely and adversely impacted the Company’s financial condition and results of operations, as well as the prospects for the airline industry. Among the effects experienced from the September 11, 2001 terrorist attacks were substantial flight disruption costs caused by the Federal Aviation Administration (the “FAA”) imposed temporary grounding of the U.S. airline industry’s fleet, significantly increased security costs and associated passenger inconvenience, increased insurance costs, substantially higher ticket refunds and significantly decreased traffic and passenger revenue.

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of or the precautions taken in anticipation of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights) could materially and adversely affect the Company and the airline industry. Wars and other international hostilities could also have a material adverse impact on the Company’s financial condition, liquidity and results of operations. The Company’s financial resources may not be sufficient to absorb the adverse effects of any future terrorist attacks or other international hostilities.

Increasing privacy and data security obligations or a significant data breach may adversely affect the Company’s business.

The Company is subject to increasing legislative, regulatory and customer focus on privacy issues and data security. Also, a number of the Company’s commercial partners, including credit card companies, have imposed data security standards that the Company must meet and these standards continue to evolve. The Company will continue its efforts to meet its privacy and data security obligations; however, it is possible that certain new obligations may be difficult to meet and could increase the Company’s costs. Additionally, the Company must manage evolving cybersecurity risks. The loss, disclosure, misappropriation of or access to customers’, employees’ or business partners’ information or the Company’s failure to meet its obligations could result in legal claims or proceedings, liability or regulatory penalties. A significant data breach or the Company’s failure to meet its obligations may adversely affect the Company’s reputation, business, results of operations and financial condition.

The Company relies heavily on technology and automated systems to operate its business and any significant failure or disruption of the technology or these systems could materially harm its business.

The Company depends on automated systems and technology to operate its business, including computerized airline reservation systems, flight operations systems, revenue management systems, accounting systems, telecommunication systems and commercial websites, including www.united.com. United’s website and other automated systems must be able to accommodate a high volume of traffic, maintain secure information and deliver important flight and schedule information, as well as process critical financial transactions. These systems could suffer substantial or repeated disruptions due to various events, some of which are beyond the Company’s control, including natural disasters, power failures, terrorist attacks, equipment or software failures, computer viruses or cyber security attacks. Substantial or repeated systems failures or disruptions, including failures or disruptions related to the Company’s complex integration of systems, could reduce the attractiveness of the Company’s services versus those of its competitors, materially impair its ability to market its services and operate its flights, result in the unauthorized release of confidential or otherwise protected information, result in increased costs, lost revenue and the loss or compromise of important data, and may adversely affect the Company’s business, results of operations and financial condition.

Current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions, could have a material adverse impact on the Company.

From time to time, we are subject to litigation and other legal and regulatory proceedings relating to our business or investigations or other actions by governmental agencies, including as described in Part I, Item 3 “Legal Proceedings” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Part II, Item 1 “Legal Proceedings” of the Company’s Quarterly Report for the quarter ended June 30, 2016. On October 13, 2015, United received a Civil Investigative Demand (“CID”) from the Civil Division of the United States Department of Justice (“DOJ”). The CID requested documents and oral testimony from United in connection with a DOJ industry-wide investigation related to delivery scan and other data purportedly required for payment for the carriage of mail under United’s International Commercial Air Contracts with the United States Postal Service. The Company has been responding to the DOJ’s request and cooperating in the investigation since that time. On November 8, 2016, the DOJ Criminal Division met with representatives from the Company and advised they are conducting an industry-wide investigation into the same matter. United is also cooperating with the government in this aspect of their investigation and on December 21, 2016, representatives from the Company met with both the Civil and Criminal Divisions to provide additional information. The Company cannot predict what action, if any, might be taken in the future by the DOJ or other governmental authorities as a result of these investigations.

No assurances can be given that the results of these or new matters will be favorable to us. An adverse resolution of lawsuits, arbitrations, investigations or other proceedings or actions could have a material adverse effect on our financial condition and results of operations, including as a result of non-monetary remedies. Defending ourselves in these matters may be time-consuming, expensive and disruptive to normal business operations and may result in significant expense and a diversion of management’s time and attention from the operation of our business, which could impede our ability to achieve our business objectives. Additionally, any amount that we may be required to pay to satisfy a judgment, settlement, fine or penalty may not be covered by insurance. If we fail to comply with the terms contained in any settlement, order or agreement with a governmental authority relating to these matters, we could be subject to criminal or civil penalties, which could have a material adverse impact on the Company. Under our charter and certain indemnification agreements that we have entered into (and may in the future enter into) with our officers, directors and certain third parties, we could be required to indemnify and advance expenses to them in connection with their involvement in certain actions, suits, investigations and other proceedings. There can be no assurance that any of these payments will not be material.

Disruptions to the Company’s regional network and United Express flights provided by third-party regional carriers could adversely affect the Company’s operations and financial condition.

The Company has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. These regional operations are an extension of the Company’s mainline network and complement the Company’s operations by carrying traffic that connects to mainline service and allows flights to smaller cities that cannot be provided economically with mainline aircraft. The Company’s business and operations are dependent on its regional flight network, with regional capacity accounting for approximately 12% of the Company’s total capacity as of December 31, 2016.

Although the Company has agreements with its regional carriers that include contractually agreed performance metrics, the Company does not control the operations of these carriers. A number of factors may impact the Company’s regional network, including weather-related effects and seasonality. In addition, the decrease in qualified pilots driven by federal regulations has adversely impacted and could continue to affect the Company’s regional flying. For example, the FAA’s expansion of minimum pilot qualification standards, including a requirement that a pilot have at least 1,500 total flight hours, as well as the FAA’s revised pilot flight and duty time rules, effective January 2014, have contributed to a smaller supply of pilots available to regional carriers. The decrease in qualified pilots resulting from the regulations as well as factors including a decreased student pilot population and a shrinking U.S. military from which to hire qualified pilots, could adversely impact the Company’s operations and financial condition, and also require the Company to reduce regional carrier flying.

If a significant disruption occurs to the Company’s regional network or flights or if one or more of the regional carriers with which the Company has relationships is unable to perform their obligations over an extended period of time, there could be a material adverse effect on the Company’s business, financial condition and operations.

The Company’s business relies extensively on third-party service providers. Failure of these parties to perform as expected, or interruptions in the Company’s relationships with these providers or their provision of services to the Company, could have an adverse effect on the Company’s financial position and results of operations.

The Company has engaged third-party service providers to perform a large number of functions that are integral to its business, including regional operations, operation of customer service call centers, distribution and sale of airline seat inventory, provision of information technology infrastructure and services, transmitting or uploading of data, provision of aircraft maintenance and repairs, provision of various utilities and performance of aircraft fueling operations, among other vital functions and services. The Company does not directly control these third-party service providers, although it does enter into agreements with most of them that define expected service performance. Any of these third-party service providers, however, may materially fail to meet their service performance commitments to the Company, may suffer disruptions to their systems that could impact their services, or the agreements with such providers may be terminated. For example, flight reservations booked by customers and travel agencies via third-party global distribution systems (“GDS”) may be adversely affected by disruptions in the business relationships between the Company and GDS operators. Such disruptions, including a failure to agree upon acceptable contract terms when contracts expire or otherwise become subject to renegotiation, may cause the Company’s flight information to be limited or unavailable for display, significantly increase fees for both the Company and GDS users, and impair the Company’s relationships with its customers and travel agencies. The failure of any of the Company’s third-party service providers to perform their service obligations adequately, or other interruptions of services, may reduce the Company’s revenues and increase its expenses, prevent the Company from operating its flights and providing other services to its customers or result in adverse publicity or harm to its brand. In addition, the Company’s business and financial performance could be materially harmed if its customers believe that its services are unreliable or unsatisfactory.

Orders for new aircraft typically must be placed years in advance of scheduled deliveries, and changes in the Company’s route network over time may make aircraft on order less economic for the Company, but any modification or termination of such orders could result in material liability for the Company.

The Company’s orders for new aircraft are typically made years in advance of actual delivery of such aircraft, and the financial commitment required for purchases of new aircraft is substantial. At December 31, 2015, the Company had firm commitments to purchase 240 new aircraft from Boeing, Airbus and Embraer, as well as related agreements with engine manufacturers, maintenance providers and others. At December 31, 2015, the Company’s commitments relating to the acquisition of aircraft and related spare engines, aircraft improvements and other related obligations aggregated $23.2 billion.

Subsequent to the Company placing an order for new aircraft, the Company’s route network may change, such that the aircraft on order become less economic to operate flights in the Company’s network. As a result, the Company’s preference for a particular aircraft that it has ordered, often years in advance, may be decreased or eliminated. If the Company were to seek to modify or terminate its existing aircraft order commitments, it may be responsible for material obligations to its counterparties arising from any such change. However, the Company expects that any such change that it makes would be in the long-term best economic interest of the Company.

The Company could experience adverse publicity, harm to its brand, reduced travel demand and potential tort liability as a result of an accident, catastrophe, or incident involving its aircraft, the aircraft of its regional carriers or the aircraft of its codeshare partners, which may result in a material adverse effect on the Company’s results of operations or financial position.

An accident, catastrophe, or incident involving an aircraft that the Company operates, or an aircraft that is operated by a codeshare partner or one of the Company’s regional carriers, could have a material adverse effect on the Company if such accident, catastrophe, or incident created a public perception that the Company’s operations, or the operations of its codeshare partners or regional carriers, are not safe or reliable, or are less safe or reliable than other airlines. Such public perception could in turn result in adverse publicity for the Company, cause harm to the Company’s brand and reduce travel demand on the Company’s flights, or the flights of its codeshare partners or regional carriers.

In addition, any such accident, catastrophe, or incident could expose the Company to significant tort liability. Although the Company currently maintains liability insurance in amounts and of the type the Company believes to be consistent with industry practice to cover damages arising from any such accident or catastrophe, and the Company’s codeshare partners and regional carriers carry similar insurance and generally indemnify the Company for their operations, if the Company’s liability exceeds the applicable policy limits or the ability of another carrier to indemnify it, the Company could incur substantial losses from an accident, catastrophe or incident which may result in a material adverse effect on the Company’s results of operations or financial position.

If we experience changes in, or are unable to retain, our senior management team or other key employees, our operating results could be adversely affected.

Much of our future success depends on the continued availability of skilled personnel with industry experience and knowledge, including our senior management team and other key employees. If we are unable to attract and retain talented, highly qualified senior management and other key employees, or if we are unable to effectively provide for the succession of senior management our business may be adversely affected.

High and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel could have a material adverse impact on the Company’s strategic plans, operating results, financial position and liquidity.

Aircraft fuel is critical to the Company’s operations and is one of its single largest operating expenses. The timely and adequate supply of fuel to meet operational demand depends on the continued availability of reliable fuel supply sources, as well as related service and delivery infrastructure. Although the Company has some ability to cover short-term fuel supply and infrastructure disruptions at some major demand locations, it can neither predict nor guarantee the continued timely availability of aircraft fuel throughout the Company’s system. The Company generally sources fuel at prevailing market prices.

Aircraft fuel has historically been the Company’s most volatile operating expense due to the highly unpredictable nature of market prices for fuel. Market prices for aircraft fuel have historically fluctuated substantially in short periods of time and continue to be highly volatile due a dependence on a multitude of unpredictable factors beyond the Company’s control. These factors include changes in global crude oil prices, the balance between aircraft fuel supply and demand, natural disasters, prevailing inventory levels and fuel production and transportation infrastructure. Prices of fuel are also impacted by indirect factors that may potentially impact fuel supply or demand balance, such as geopolitical events, economic growth indicators, fiscal/monetary policies, fuel tax policies, environmental concerns and financial investments in energy markets. Both actual changes in these factors, as well as changes in market expectations of these factors can potentially drive rapid changes in fuel price levels in short periods of time.

Given the highly competitive nature of the airline industry, the Company may not be able to increase its fares and fees sufficiently to offset the full impact of increases in fuel prices, especially if these increases are significant, rapid and sustained. Further, such fare and fee increases may not be sustainable, may reduce the general demand for air travel and may also eventually impact the Company’s strategic growth and investment plans for the future. In addition, decreases in fuel prices for an extended period of time may result in increased industry capacity, increased competitive actions for market share and lower fares or surcharges in general. If fuel prices were to then subsequently rise quickly, there may be a lag between the rise in fuel prices and any improvement of the revenue environment.

See Note 10 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Note 7 to the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 for additional information on the Company’s hedging programs.

Union disputes, employee strikes or slowdowns, and other labor-related disruptions, as well as the integration of United’s workforces in connection with the Company’s merger transaction in 2010, could adversely affect the Company’s operations and could result in increased costs that could have a material financial impact on the Company.

United is a highly unionized company. As of September 30, 2016, the Company and its subsidiaries had approximately 87,500 active employees, of whom approximately 80% were represented by various U.S. labor organizations.

There is a risk that unions or individual employees might still pursue judicial or arbitral claims arising out of changes implemented as a result of the Company’s merger transaction in 2010. There is also a possibility that employees or unions could engage in job actions such as slowdowns, work-to-rule campaigns, sick-outs or other actions designed to disrupt the Company’s normal operations, in an attempt to pressure the Company in collective bargaining negotiations. Although the Railway Labor Act makes such actions unlawful until the parties have been lawfully released to self-help, and the Company can seek injunctive relief against premature self-help, such actions can cause significant harm even if ultimately enjoined. In addition, joint collective bargaining agreements with the Company’s represented employee groups increase the Company’s labor costs, which increase could be material to any applicable reporting period.

See Notes 15 and 16 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Note 8 to the financial statements included in the Company’s Quarterly Report for the quarter ended September 30, 2016 for additional information on labor negotiations and costs.

An outbreak of a disease or similar public health threat could have a material adverse impact on the Company’s business, financial position and results of operations.

An outbreak of a disease or similar public health threat that affects travel demand or travel behavior, or travel restrictions or reduction in the demand for air travel caused by an outbreak of a disease or similar public health threat in the future, could have a material adverse impact on the Company’s business, financial condition and results of operations.

Extensive government regulation could increase the Company’s operating costs and restrict its ability to conduct its business.

Airlines are subject to extensive regulatory and legal oversight. Compliance with U.S. and international regulations imposes significant costs and may have adverse effects on the Company. Laws, regulations, taxes and airport rates and charges, both domestically and internationally, have been proposed from time to time that could significantly increase the cost of airline operations or reduce airline revenue.

United provides air transportation under certificates of public convenience and necessity issued by the U.S. Department of Transportation (the “DOT”). If the DOT altered, amended, modified, suspended or revoked these certificates, it could have a material adverse effect on the Company’s business. The FAA regulates the safety of United’s operations. United operates pursuant to an air carrier operating certificate issued by the FAA. In January 2014, the FAA’s more stringent pilot flight and duty time requirements under Part 117 of the Federal Aviation Regulations took effect, which has increased costs for all carriers. In July 2014, minimum qualifications took effect for air carrier first officers. These regulations will continue to impact the industry and the Company for years to come, as they have caused mainline airlines to hire regional pilots, while simultaneously significantly reducing the pool of new pilots from which regional carriers themselves can hire. Although this is an industry issue, it directly affects the Company and requires it to reduce regional partner flying, as several regional partners have experienced difficulty flying their schedules due to reduced pilot availability. From time to time, the FAA also issues orders, airworthiness directives and other regulations relating to the maintenance and operation of aircraft that require material expenditures or operational restrictions by the Company. These FAA orders and directives could include the temporary grounding of an entire aircraft type if the FAA identifies design, manufacturing, maintenance or other issues requiring immediate corrective action. These FAA directives or requirements could have a material adverse effect on the Company.

In addition, the Company’s operations may be adversely impacted due to the existing antiquated air traffic control (“ATC”) system utilized by the U.S. government. During peak travel periods in certain markets, the current ATC system’s inability to handle ATC demand has led to short-term capacity constraints imposed by government agencies and resulted in delays and disruptions of air traffic. In addition, the current system will not be able to effectively handle projected future air traffic growth. Imposition of these ATC constraints on a long-term basis may have a material adverse effect on the Company’s operations. Failure to update the ATC system in a timely manner, and the substantial funding requirements of a modernized ATC system that may be imposed on air carriers may have an adverse impact on the Company’s financial condition or results of operations.

Access to landing and take-off rights, or “slots,” at several major U.S. airports and many foreign airports served by the Company are, or recently have been, subject to government regulation. Certain of the Company’s major hubs are among the most congested airports in the United States and have been or could be the subject of regulatory action that might limit the number of flights and/or increase costs of operations at certain times or throughout the day. The FAA may limit the Company’s airport access by limiting the number of departure and arrival slots at high density traffic airports, which could affect the Company’s ownership and transfer rights, and local airport authorities may have the ability to control access to certain facilities or the cost of access to their facilities, which could have an adverse effect on the Company’s business. The FAA historically has taken actions with respect to airlines’ slot holdings that airlines have challenged; if the FAA were to take actions that adversely affect the Company’s slot holdings, the Company could incur substantial costs to preserve its slots or may lose slots. If slots are eliminated at an airport, or if the number of hours of operation governed by slots is reduced at an airport, the lack of controls on takeoffs and landings could result in greater congestion both at the affected airport or in the regional airspace (e.g., the New York City metropolitan region airspace) and could significantly impact the Company’s operations. Further, the Company’s operating costs at airports, including the Company’s major hubs, may increase significantly because of capital improvements at such airports that the Company may be required to fund, directly or indirectly. Such costs could be imposed by the relevant airport authority without the Company’s approval and may have a material adverse effect on the Company’s financial condition.

The ability of carriers to operate flights on international routes between the United States and other countries may be subject to change. Applicable arrangements between the United States and foreign governments may be amended from time to time, government policies with respect to airport operations may be revised, and the availability of appropriate slots or facilities may change. The Company currently operates a number of flights on international routes under government arrangements, regulations or policies that designate the number of carriers permitted to operate on such routes, the capacity of the carriers providing services on such routes, the airports at which carriers may operate international flights, or the number of carriers allowed access to particular airports. Any further limitations, additions or modifications to such arrangements, regulations or policies could have a material adverse effect on the Company’s financial position and results of operations. Additionally, a change in law, regulation or policy for any of the Company’s international routes, such as Open Skies, could have a material adverse impact on the Company’s financial position and results of operations and could result in the impairment of material amounts of related tangible and intangible assets. In addition, competition from revenue-sharing joint ventures and other alliance arrangements by and among other airlines could impair the value of the Company’s business and assets on the Open Skies routes. The Company’s plans to enter into or expand U.S. antitrust immunized alliances and joint ventures on various international routes are subject to receipt of approvals from applicable U.S. federal authorities and obtaining other applicable foreign government clearances or satisfying the necessary applicable regulatory requirements. There can be no assurance that such approvals and clearances will be granted or will continue in effect upon further regulatory review or that changes in regulatory requirements or standards can be satisfied.

Many aspects of the Company’s operations are also subject to increasingly stringent federal, state, local and international laws protecting the environment. Future environmental regulatory developments, such as climate change regulations in the United States and abroad could adversely affect operations and increase operating costs in the airline industry. There are certain climate change laws and regulations that have already gone into effect and that apply to the Company, including the State of California’s greenhouse gas (“GHG”) cap and trade regulations, environmental taxes for certain international flights, limited GHG reporting requirements and land-use planning laws which could apply to airports and could affect airlines in certain circumstances. In addition, there is the potential for additional regulatory actions in regard to the emission of GHGs by the aviation industry. The precise nature of future requirements and their applicability to the Company are difficult to predict, but the financial impact to the Company and the aviation industry would likely be adverse and could be significant.

In 2017, the U.S. Congress will continue to consider legislation to reauthorize the FAA, which encompasses all significant aviation tax and policy related issues. As with previous reauthorization legislation, the U.S. Congress may consider a range of policy changes that could impact the Company’s operations and costs.

See Part I, Item 1, Business—Industry Regulation, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for additional information on government regulation impacting the Company.

The airline industry may undergo further change with respect to alliances and joint ventures or due to consolidations, any of which could have a material adverse effect on the Company.

The Company faces and may continue to face strong competition from other carriers due to the modification of alliances and formation of new joint ventures. Carriers may improve their competitive positions through airline alliances, slot swaps and/or joint ventures. Certain types of airline joint ventures further competition by allowing multiple airlines to coordinate routes, pool revenues and costs, and enjoy other mutual benefits, achieving many of the benefits of consolidation. “Open Skies” agreements, including the agreements between the United States and the European Union and between the United States and Japan, may also give rise to better integration opportunities among international carriers. Movement of airlines between current global airline alliances could reduce joint network coverage for members of such alliances while also creating opportunities for joint ventures and bilateral alliances that did not exist before such realignment. There is ongoing speculation that further airline and airline alliance consolidations or reorganizations could occur in the future, especially if new “Open Skies” agreements between Brazil and the United States are fully implemented. The Company routinely engages in analysis and discussions regarding its own strategic position, including current and potential alliances, asset acquisitions and divestitures and may have future discussions with other airlines regarding strategic activities. If other airlines participate in such activities, those airlines may significantly improve their cost structures or revenue generation capabilities, thereby potentially making them stronger competitors of the Company and potentially impairing the Company’s ability to realize expected benefits from its own strategic relationships.

Insufficient liquidity may have a material adverse effect on the Company’s financial position and business.

The Company has a significant amount of financial leverage from fixed obligations, including aircraft lease and debt financings, leases of airport property and other facilities, and other material cash obligations. In addition, the Company has substantial noncancelable commitments for capital expenditures, including for the acquisition of new aircraft and related spare engines.

Although the Company’s cash flows from operations and its available capital, including the proceeds from financing transactions, have been sufficient to meet these obligations and commitments to date, the Company’s future liquidity could be negatively affected by the risk factors discussed in this Prospectus Supplement under the heading “Risk Factors”, or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including, but not limited to, substantial volatility in the price of fuel, adverse economic conditions, disruptions in the global capital markets and catastrophic external events.

If the Company’s liquidity is materially diminished due to the various risk factors noted in this Prospectus Supplement under the heading “Risk Factors”, or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or otherwise, the Company might not be able to timely pay its leases and debts or comply with certain operating and financial covenants under its financing and credit card processing agreements or with other material provisions of its contractual obligations. Certain of these covenants require the Company or United, as applicable, to maintain minimum liquidity and/or minimum collateral coverage ratios. The Company’s or United’s ability to comply with these covenants may be affected by events beyond its control, including the overall industry revenue environment, the level of fuel costs and the appraised value of the collateral.

If the Company does not timely pay its leases and debts or comply with such covenants, a variety of adverse consequences could result. These potential adverse consequences include an increase of required reserves under credit card processing agreements, withholding of credit card sale proceeds by its credit card service providers, loss of undrawn lines of credit, the occurrence of one or more events of default under the relevant agreements, the acceleration of the maturity of debt and/or the exercise of other remedies by its creditors and equipment lessors that could result in a material adverse effect on the Company’s financial position and results of operations. The Company cannot provide assurance that it would have sufficient liquidity to repay or refinance such debt if it were accelerated. In addition, an event of default or acceleration of debt under certain of its financing agreements could result in one or more events of default under certain of the Company’s other financing agreements due to cross default and cross acceleration provisions.

Furthermore, insufficient liquidity may limit the Company’s ability to withstand competitive pressures and downturns in the travel business and the economy in general.

The Company’s substantial level of indebtedness and non-investment grade credit rating, as well as market conditions and the availability of assets as collateral for loans or other indebtedness, may make it difficult for the Company to raise additional capital if needed to meet its liquidity needs on acceptable terms, or at all.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in the Company’s

Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 for additional information regarding the Company’s liquidity.

Increases in insurance costs or reductions in insurance coverage may materially and adversely impact the Company’s results of operations and financial condition.

The Company could be exposed to significant liability or loss if its property or operations were to be affected by a natural catastrophe or other event, including aircraft accidents. If the Company is unable to obtain sufficient insurance (including but not limited to aviation hull and liability insurance, workers’ compensation, and property and business interruption coverage) to cover such liabilities or losses, whether due to insurance market conditions or otherwise, its results of operations and financial condition could be materially and adversely affected.

The Company’s results of operations fluctuate due to seasonality and other factors associated with the airline industry.

Due to greater demand for air travel during the spring and summer months, revenues in the airline industry in the second and third quarters of the year are generally stronger than revenues in the first and fourth quarters of the year, which are periods of lower travel demand. The Company’s results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal including, among others, the imposition of excise and similar taxes, extreme or severe weather, ATC congestion, geological events, natural disasters, changes in the competitive environment due to industry consolidation, general economic conditions and other factors. As a result, the Company’s quarterly operating results are not necessarily indicative of operating results for an entire year and historical operating results in a quarterly or annual period are not necessarily indicative of future operating results.

The Company may never realize the full value of its intangible assets or its long-lived assets causing it to record impairments that may negatively affect its financial position and results of operations.

In accordance with applicable accounting standards, the Company is required to test its indefinite-lived intangible assets for impairment on an annual basis, or more frequently if conditions indicate that an impairment may have occurred. In addition, the Company is required to test certain of its other assets for impairment if conditions indicate that an impairment may have occurred.

The Company may be required to recognize impairments in the future due to, among other factors, extreme fuel price volatility, tight credit markets, a decline in the fair value of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows and an uncertain economic environment, as well as other uncertainties. The Company can provide no assurance that a material impairment charge of tangible or intangible assets will not occur in a future period. The value of the Company’s aircraft could be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from grounding of aircraft by the Company or other carriers. An impairment charge could have a material adverse effect on the Company’s financial position and results of operations.

The Company’s ability to use its net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be significantly limited due to various circumstances, including certain possible future transactions involving the sale or issuance of UAL common stock, or if taxable income does not reach sufficient levels.

As of September 30, 2016, the Company reported consolidated federal net operating loss (“NOL”) carryforwards of approximately $5.5 billion.

The Company’s ability to use its NOL carryforwards may be limited if it experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change.

There is no assurance that the Company will not experience a future ownership change under Section 382 that may significantly limit or possibly eliminate its ability to use its NOL carryforwards. Potential future transactions involving the sale or issuance of UAL common stock, including the exercise of conversion options under the terms of any convertible debt that UAL may issue in the future, the repurchase of such debt with UAL common stock, any issuance of UAL common stock for cash and the acquisition or disposition of such stock by a stockholder owning 5% or more of UAL common stock, or a combination of such transactions, may increase the possibility that the Company will experience a future ownership change under Section 382.

Under Section 382, a future ownership change would subject the Company to additional annual limitations that apply to the amount of pre-ownership change NOLs that may be used to offset post-ownership change taxable income. This limitation is generally determined by multiplying the value of a corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains in the assets held by such corporation at the time of the ownership change. This limitation could cause the Company’s U.S. federal income taxes to be greater, or to be paid earlier, than they otherwise would be, and could cause all or a portion of the Company’s NOL carryforwards to expire unused. Similar rules and limitations may apply for state income tax purposes. The Company’s ability to use its NOL carryforwards will also depend on the amount of taxable income it generates in future periods. Its NOL carryforwards may expire before the Company can generate sufficient taxable income to use them in full.

Our significant investments in airlines in other parts of the world and the commercial relationships that we have with those carriers may not produce the returns or results we expect.

An important part of our strategy to expand our global network includes making significant investments in airlines in other parts of the world and expanding our commercial relationships with these carriers. In 2015, we made a $100 million investment in Azul S.A. (“Azul”) and enhanced our commercial arrangements with Azul. We expect to continue exploring similar non-controlling investments in, and entering into joint ventures, commercial agreements, loan transactions and strategic alliances with, other carriers as part of our global business strategy. These transactions and relationships (including our strategic partnership with, and investment in, Azul) involve significant challenges and risks, including that we may not realize a satisfactory return on our investment, that we may not receive repayment of invested funds, that they may distract management from our operations or that they may not generate the expected revenue synergies. These events could have a material adverse effect on our operating results or financial condition.

In addition, we are dependent on these other carriers for significant aspects of our network in the regions in which they operate. While we work closely with these carriers, we do not have control over their operations or business methods. We may be subject to consequences from any improper behavior of joint venture partners, including for failure to comply with anti-corruption laws such as the United States Foreign Corrupt Practices Act. Furthermore, our relationships with these carriers may be subject to the laws and regulations of non-U.S. jurisdictions in which these carriers are located or conduct business. Any political or regulatory change in these jurisdictions that negatively impact or prohibit our arrangements with these carriers could have an adverse affect on our results of operations or financial condition. To the extent that the operations of any of these carriers are disrupted over an extended period of time or their actions subject us to the consequences of failure to comply with laws and regulations, our results of operations may be adversely affected.

Risks Related to the Notes

The notes and the note guarantee are unsecured and effectively subordinated to UAL’s and the Guarantor’s secured debt and structurally subordinated to all obligations of UAL’s subsidiaries other than the Guarantor.

The notes represent UAL’s senior unsecured obligations, and the note guarantee represents the senior unsecured obligation of the Guarantor. The notes and the note guarantee rank equally in right of payment with all of UAL’s and the Guarantor’s existing and future unsecured and unsubordinated debt. However, the notes and the note guarantee are effectively subordinated to all of UAL’s and the Guarantor’s existing and future secured debt to the extent of the collateral securing such debt and structurally subordinated to all existing and future obligations of UAL’s subsidiaries other than the Guarantor. As of September 30, 2016, assuming that the notes had been issued on such date, UAL would have had approximately $1.2 billion of long-term debt (including current maturities), none of which was secured, and UAL and its subsidiaries would have had approximately $12.0 billion of long-term debt and capital lease obligations (including current maturities), of which approximately $10.8 billion was secured, and in addition, as of such date and as of the date hereof, United had available and undrawn $1.35 billion under a secured revolving credit facility. In addition, as of September 30, 2016, the Guarantor had entered into guarantees for approximately $1.9 billion aggregate principal amount of tax-exempt special facilities revenue bonds and related interest.

In the event of any distribution of UAL’s or the Guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of unsecured indebtedness that is deemed to be of the same class as the notes and the note guarantee, and potentially with all of UAL’s and the Guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor, in UAL’s and the Guarantor’s remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Holders of the notes will be creditors of only UAL and the Guarantor for purposes of the notes and the note guarantee and not our non-guarantor subsidiaries. The ability of UAL’s creditors, including you, to participate in any distribution of assets of any of UAL’s non-guarantor subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that non-guarantor subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that non-guarantor subsidiary. As a result, you may receive less, proportionately, than the creditors of UAL’s non-guarantor subsidiaries.

We are dependent on our operating subsidiary because of our holding company structure.

UAL conducts substantially all its business through its operating subsidiary, United. UAL is substantially dependent on the cash flow generated by the operations of United and on dividends and other payments to it from United to meet its liquidity needs, debt service and other obligations, including payment of the notes. Although United has unconditionally guaranteed payment of the notes, it may be unable to pay any amounts due on its notes guarantee or to provide UAL with funds for UAL’s payment obligations on the notes, by dividend, distribution, loan or other payment. No subsidiary of UAL other than United is guaranteeing the notes. In addition, under applicable state law, UAL’s subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.

We may be unable to repay the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date were to occur at a time when other arrangements prohibited us from repaying the notes, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we would attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we could not obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

We may be unable to purchase the notes upon a “Change of Control.”

Upon the occurrence of a “Change of Control,” as defined in the indenture governing the notes, we would be required to offer to purchase the notes for cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any. The change of control provision of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction, even though such a transaction may materially adversely affect you, unless the transaction falls within the definition of a “Change of Control”. See “Description of Notes—Certain Covenants—Change of Control Offer to Purchase.”

Other future debt may contain prohibitions of events that would constitute a Change of Control or would require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of the notes of the right to require us to repurchase their respective notes could cause a default under our future debt, even if the Change of Control itself does not result in a default under future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of the notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Upon the occurrence of a Change of Control, we could seek to refinance the notes or obtain a waiver from you as a holder of the notes. However, we may not be able to obtain a waiver or refinance the notes on commercially reasonable terms, if at all. Our failure to purchase the notes in connection with a Change of Control would result in a default under the indenture. Such a default may, in turn, constitute a default under other of our existing debt, and may constitute a default under future debt as well.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, that would not constitute a “Change of Control” under the indenture governing the notes, but that could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure, or otherwise adversely affect holders of the notes.

Under the indenture governing the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered a “Change of Control.” The term “Change of Control” is limited to certain specified transactions and may not include other events that might harm our financial condition. See “Description of Notes—Certain Covenants—Change of Control Offer to Purchase.” As a result, we could enter into any of these transactions without being required to make an offer to purchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or otherwise materially adversely affect the holders of the notes. Accordingly, our obligation to offer to purchase the notes upon a “Change of Control” would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary’s guarantee of debt of its parent company, such as the note guarantee, can be voided, or claims under such a subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee, (i) intended to hinder, delay or defraud any present or future creditor or (ii) received less than reasonably equivalent value or fair consideration for the issuance of the guarantee and, in the case of (ii) only, the subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due.

In addition, any payment by that subsidiary guarantor under such a subsidiary guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

The measures of insolvency for these purposes will vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The notes lack a “cross-default” provision, a “judgment default” provision and some covenants typically found in other comparably rated debt securities, including some of our debt securities.

The notes lack the protection of a “cross-default” provision, a “judgment default” provision and several other restrictive covenants typically associated with comparably rated debt securities, including covenants restricting the following:

•	sale of assets and the use of proceeds therefrom;

•	sale-leaseback transactions;

•	liens;

•	issuing subordinated debt not subordinated to the notes and the note guarantee;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.

There is no public market for the notes, and we cannot assure you that an active trading market will develop for the notes.

There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and such market-making activities may be discontinued at any time without notice. We cannot assure you that any market for the notes will develop, or that such a market will provide liquidity for holders of the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $        million. We intend to use the net proceeds we receive from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth the cash and short-term investments and capitalization of UAL together with its consolidated subsidiaries as of September 30, 2016, (1) on a historical basis and (2) as adjusted to reflect the issuance and sale of the notes in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	At September 30, 2016
	Actual	As adjusted
	(unaudited, in millions)
Cash, restricted cash and short-term investments:
Unrestricted cash and cash equivalents	$2,630	$
Short-term investments	2,226		2,226
Restricted cash	124		124

Total cash and short-term investments	$4,980	$
Capitalization:
Credit facility due 2019	$869		$869
Credit facility due 2021	192		192
Other secured debt	8,944		8,944
Capital leases	888		888
Unamortized (discount) premium, deferred financing fees and lease fair value adjustment	(132)		(132)

Total secured debt and capital leases(1)(2)	$10,761		$10,761
Notes offered hereby	$—	$
6.375% senior notes due 2018	300		300
6.0% senior notes due 2020	300		300
Other unsecured notes	100		100
Unamortized (discount) premium, deferred financing fees and lease fair value adjustment	(4)		(4)

Total unsecured debt	$696	$
Total debt and capital leases	$11,457	$
Shareholders’ equity	$8,439		$8,439

Total capitalization	$19,896	$

(1)	Does not include approximately $1.65 billion held in escrow at September 30, 2016, relating to United’s Series 2016-1 and 2016-2 pass through certificates. Such escrowed funds will be used to purchase equipment notes issued by United to finance certain aircraft, which equipment notes will be secured by such aircraft. United will record a secured debt obligation upon issuance of such equipment notes.
(2)	In addition, United had available and undrawn $1.35 billion under a secured revolving credit facility as of September 30, 2016 and as of the date hereof.

SELECTED FINANCIAL DATA

	Nine months ended September 30,		Last twelve months ended September 30, 2016	Year ended December 31, 2015
	2016	2015
	(unaudited, in millions)
EBITDAR(1)	$5,316	$5,687	$7,016	$7,387
Adjusted EBITDAR(1)	$5,986	$5,932	$7,720	$7,666

(1)	EBITDAR is defined by us as net income (loss) before interest expense net of interest income and capitalized interest, income tax expense (benefit), depreciation and amortization and aircraft rent. Adjusted EBITDAR represents EBITDAR excluding special items. A detailed listing of these exclusions is provided below. UAL’s management believes that EBITDAR and Adjusted EBITDAR provide useful information about UAL’s operating performance. However, these measures should not be considered as alternatives to net income (loss) or cash flows from operating activities as indicators of operating performance or liquidity. EBITDAR and Adjusted EBITDAR are not recognized terms under GAAP. EBITDAR and Adjusted EBITDAR should not be viewed in isolation and do not purport to be alternatives to net income (loss) as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDAR and Adjusted EBITDAR exclude some, but not all, items that affect net income (loss), and these measures may vary among other companies. Therefore, EBITDAR and Adjusted EBITDAR as presented herein may not be comparable to similarly titled measures of other companies. In addition, EBITDAR, Adjusted EBITDAR, net income and interest expense as presented herein are not the same as similar terms used in the indenture for the notes offered hereby and should not be used for any calculations under such indenture. The following table shows the calculation of EBITDAR and Adjusted EBITDAR:

	Nine months ended September 30,		Last twelve months ended September 30, 2016	Year ended December 31, 2015
	2016	2015
	(unaudited, in millions)
EBITDAR and Adjusted EBITDAR Calculations
Net income	$1,866	$6,517	$2,689	$7,340
Add back:
Depreciation and amortization	1,473	1,343	1,949	1,819
Interest expense, net of interest income and interest capitalized	387	450	532	595
Income tax expense (benefit)	1,069	(3,203)	1,151	(3,121)
Aircraft rent	521	580	695	754

EBITDAR	$5,316	$5,687	$7,016	$7,387
Exclusions:
Special items(A)	$670	$245	$704	$279

Adjusted EBITDAR	$5,986	$5,932	$7,720	$7,666

(A)	The following table presents additional information regarding the special items excluded from net income and from EBITDAR in calculating Adjusted EBITDAR:

	Nine months ended September 30,		Last twelve months ended September 30, 2016	Year ended December 31, 2015
	2016	2015
	(unaudited, in millions)
Special Items
Impairment of intangible asset related to Newark Liberty International Airport slots	$412	$—	$412	$—
Labor agreement costs	124	—	142	18
Cleveland airport lease restructuring	74	—	74	—
Severance and benefit costs	27	103	31	107
Impairment of assets	—	—	48	79
(Gains) losses on sales of assets and other special items, net	32	92	93	122

Total operating special charges	669	195	800	326
Nonoperating special charges
Losses on extinguishment of debt and other	(1)	195	6	202

Total operating and nonoperating special charges	668	390	806	528
Hedge program adjustments(1)	2	(145)	(102)	(249)

Total special items	$670	$245	$704	$279

(1)	Primarily represents the sum of (i) mark-to-market (gains)/losses from fuel derivative contracts settling in future periods and (ii) prior period gains/(losses) on fuel derivative contracts settled in the current period.

See Selected Financial Data in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Note 10 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 for additional information regarding the Company’s special items.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UAL’s consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine months ended September 30, 2016	Year ended December 31,
		2015	2014	2013	2012		2011
Ratio of earnings to fixed charges	3.81	3.93	1.66	1.31	(a	)	1.40

(a)	Earnings were inadequate to cover fixed charges requirements by $756 million for the year ended December 31, 2012.

For purposes of calculating this ratio, earnings consist of income before income taxes adjusted for fixed charges, amortization of capitalized interest, distributed earnings of affiliates, interest capitalized and equity earnings in affiliates. Fixed charges consist of interest expense and the portion of rent expense representative of the interest factor.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, dated as of May 7, 2013, among UAL, United and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of the date of issuance of the notes. The following summarizes the material provisions of the notes. The following description supplements (and, to the extent inconsistent therewith, replaces) the description of the terms of the debt securities and guarantees under “Description of Debt Securities And Guarantees” in the accompanying prospectus. See “—Certain Definitions” below for definitions of certain capitalized terms used in the following description. We refer to the indenture, as supplemented by such supplemental indenture, as the “indenture.” The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this description, define your rights as a note holder. A copy of the form of the indenture has been filed as an exhibit to the registration statement relating to this prospectus.

General

The notes will be initially limited to $500,000,000 aggregate principal amount, will mature on February 1, 2024 and will be our senior unsecured obligations.

The notes bear interest at the rate of     % per year on the principal amount from the original issue date or from the most recent date to which interest has been paid or for which interest has been provided. Interest is payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2017, to holders of record at the close of business on the January 15 and July 15 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day without any interest or other payment due to the delay. Interest is calculated using a 360-day year composed of twelve 30-day months.

Interest will cease to accrue on a note upon its maturity, redemption or purchase by us at the holder’s option upon a Change of Control. We may not reissue a note that has matured, been redeemed, been purchased by us at the holder’s option upon a Change of Control or otherwise been cancelled, except for registration of transfer, exchange or replacement of such note.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under “—Certain Covenants—Change of Control Offer to Purchase,” “—Certain Covenants—Incurrence of indebtedness and issuance of preferred stock” and “—Merger and Sales of Assets.”

The notes will be issued in the form of one or more global notes deposited with a custodian for DTC, and beneficial interests in the global notes will be shown on DTC’s book-entry records. See “—Form and Settlement; Book-Entry System.” The notes will be issued in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof. The notes will not be listed on any national securities exchange.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

The Note Guarantee

The Guarantor will fully and unconditionally guarantee on a senior unsecured basis the due and punctual payment of the principal of (and premium, if any) and interest on each note, whether at Stated Maturity, upon redemption, upon acceleration, upon required repurchase at the option of the holder or otherwise according to the terms thereof and of the indenture and all other obligations of UAL under the indenture and the notes.

There is a risk that the note guarantee is voidable under applicable law relating to fraudulent transfer or conveyance or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” The indenture provides that, in the event that the Guarantor Obligations under the note guarantee would constitute such a fraudulent transfer or conveyance or violation of similar laws, then the liability of the Guarantor under the note guarantee will be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation.

The Guarantor will be released from all obligations under its note guarantee upon the legal defeasance of the notes in accordance with the terms of the indenture. See “—Satisfaction and Discharge of the Indenture; Defeasance.”

Ranking of the Notes and the Note Guarantee

The notes will represent our senior unsecured obligations, and the note guarantee will represent the senior unsecured obligation of the Guarantor. The notes and the note guarantee rank equally in right of payment with all of our and the Guarantor’s existing and future unsecured and unsubordinated debt. However, the notes and the note guarantee will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such debt and structurally subordinated to all existing and future obligations of UAL’s subsidiaries other than the Guarantor.

As of September 30, 2016, assuming that the notes had been issued on such date:

•	UAL would have had approximately $1.2 billion of long-term debt (including current maturities), none of which was secured;

•	UAL and its subsidiaries would have had approximately $12.0 billion of long-term debt and capital lease obligations (including current maturities), of which approximately $10.8 billion was secured, and in addition, as of such date and as of the date hereof, United had available and undrawn $1.35 billion under a secured revolving credit facility; and

•	United had entered into guarantees for approximately $1.9 billion aggregate principal amount of tax-exempt special facilities revenue bonds and related interest.

In the event of any distribution of our or the Guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of unsecured indebtedness that is deemed to be of the same class as the notes and the note guarantee, and potentially with all of our and the Guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our and the Guarantor’s remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

Holders of the notes will be creditors of only UAL and United for purposes of the notes and the note guarantee and not our other subsidiaries. The ability of our creditors, including you, to participate in any distribution of assets of any of our non-Guarantor subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that non-Guarantor subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that non-Guarantor subsidiary. As a result, you may receive less, proportionately, than the creditors of our non-Guarantor subsidiaries. See “Risk Factors—Risks Related to the Notes—The notes and the note guarantee are unsecured and effectively subordinated to UAL’s and the Guarantor’s secured debt and structurally subordinated to all obligations of UAL’s subsidiaries other than the Guarantor.”

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

We will have the right to redeem the notes, in whole or in part at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on such notes (excluding accrued and unpaid interest to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date. The indenture will provide that with respect to any redemption we will notify the Trustee of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date for notes, the average of two Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield to maturity calculated by taking the simple average of the yields to maturity for the applicable Comparable Treasury Issue for each of the five business days immediately preceding the third business day before the calculation date as reported on the most recent H.15 page available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, for the applicable Comparable Treasury Issue and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable

Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such report (or any successor site or publication) is not available during any of such five business days or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

Redemption Procedures

We will provide not less than 30 nor more than 60 days’ notice mailed to each registered holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

If less than all of the outstanding notes are to be redeemed, subject to the DTC procedures for global notes, the trustee will select the notes to be redeemed in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. The trustee will make the selection at least 30 days but no more than 60 days before the redemption date from outstanding notes not previously called for redemption.

Certain Covenants

The indenture will contain, among other things, the following covenants:

Change of Control Offer to Purchase

If a Change of Control occurs, each holder of notes will have the right to require UAL to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture.

In the Change of Control Offer, UAL will offer to make a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, UAL will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. UAL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, UAL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, UAL will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by UAL.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and UAL will issue and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. UAL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require UAL to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that UAL repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

UAL will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by UAL and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to all notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price; and a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

If a Change of Control occurs at a time when UAL is prohibited, by the terms of any of our indebtedness, from purchasing the notes, UAL may seek the consent of its lenders to the purchase of the notes or may attempt to refinance the borrowings that contain such prohibition. If UAL does not obtain such a consent or repay such borrowings, UAL would remain prohibited from purchasing the notes. In such case, UAL’s failure to offer to purchase the notes would constitute a Default (as defined below) under the indenture. For the avoidance of doubt, the indenture provides that UAL’s failure to offer to purchase the notes would constitute a Default under clause (3) and not clause (1) under the caption “—Events of Default,” but the failure of UAL to pay the Change of Control Payment when due shall constitute a Default under clause (1) under such caption.

Future indebtedness that UAL may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require UAL to repurchase their notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on UAL. Finally, UAL’s ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by UAL’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a ‘Change of Control.’”

Holders of notes may not be entitled to require UAL to purchase their notes in certain circumstances involving a significant change in the composition of UAL’s Board of Directors, including in connection with a proxy contest, where UAL’s Board of Directors initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors as Continuing Directors for purposes of the indenture. This may result in a change in the composition of the Board of Directors that, but for such subsequent approval, would have otherwise constituted a Change of Control requiring a repurchase offer under the terms of the indenture.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of UAL and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require UAL to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of UAL and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Restricted Payments

UAL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of UAL’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving UAL or any of its Restricted Subsidiaries) or to the direct or indirect holders of UAL’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of UAL, an increase in the liquidation value thereof, and (y) dividends, distributions or payments payable to UAL or a Restricted Subsidiary of UAL);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of UAL;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (3), a “purchase”) any Indebtedness of UAL or the Guarantor that is contractually subordinated to the notes or to the note guarantee (excluding any intercompany Indebtedness between or among UAL and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Scheduled Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default has occurred and is continuing;

(b) UAL would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UAL and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (20) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of UAL for the period (taken as one accounting period) from July 1, 2011, to the end of UAL’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by UAL since May 7, 2013 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of UAL and excluding Excluded Contributions); plus

(3) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by UAL or a Restricted Subsidiary of UAL from the issue or sale of convertible or exchangeable Disqualified Stock of UAL or a Restricted Subsidiary of UAL or convertible or exchangeable debt securities of UAL or a Restricted Subsidiary of UAL (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since May 7, 2013 for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of UAL); plus

(4) to the extent that any Restricted Investment that was made after May 7, 2013 (other than in reliance on clause (16) of the next paragraph) is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of UAL, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(5) to the extent that any Unrestricted Subsidiary of UAL designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the lesser of (i) the Fair Market Value of UAL’s Restricted Investment in such Subsidiary (made other than in reliance on clause (16) of the next paragraph) as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(6) 100% of any dividends received in cash by UAL or a Restricted Subsidiary of UAL after May 7, 2013 from an Unrestricted Subsidiary of UAL, to the extent that such dividends were not otherwise included in the Consolidated Net Income of UAL for such period.

As of September 30, 2016, the amount available for Restricted Payments pursuant to the foregoing clause (c) was greater than $7.8 billion.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of UAL) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to UAL; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be Excluded Contributions;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of UAL to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of UAL or the Guarantor that is contractually subordinated to the notes or to the note guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption, acquisition or retirement for value of any Equity Interests of UAL or any Restricted Subsidiary of UAL held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of UAL or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $50.0 million in any twelve-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by the indenture and in such case the aggregate price paid by UAL and its Restricted Subsidiaries may not exceed $100.0 million in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (y) the Continental/UAL Merger, in which case no dollar limitation shall be applicable); provided further that UAL or any of its Restricted Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $25.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6) the repurchase of Equity Interests or other securities deemed to occur upon (a) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (b) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of UAL or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7) so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of UAL or any preferred stock of any Restricted Subsidiary of UAL in each case either outstanding on the Closing Date or issued on or after the Closing Date in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8) payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by UAL or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(9) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of UAL or any Disqualified Stock or preferred stock of any Restricted Subsidiary of UAL to the extent such dividends are included in the definition of Fixed Charges for such Person;

(10) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of UAL or the Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, UAL or the Guarantor (or a third party to the extent permitted by the indenture) has made a Change of Control Offer as a result of such Change of Control (it being agreed that UAL or the Guarantor may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under the Restricted Payments covenant);

(11) Restricted Payments made with Excluded Contributions;

(12) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to UAL or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(13) the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that (i) UAL would, on the date of such distribution after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock, (ii) such pro forma Fixed Charge Coverage Ratio referred to in the preceding clause (i) would be greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such transaction or (iii) if such Subsidiary is not a Guarantor, no Default has occurred and is continuing;

(14) the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $500.0 million since the Closing Date;

(15) so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $1.0 billion, such aggregate amount to be calculated from the Closing Date;

(16) so long as no Default has occurred and is continuing, any Restricted Investment by UAL and/or any Restricted Subsidiary of UAL;

(17) the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of UAL or any Restricted Subsidiary of UAL;

(18) so long as no Default has occurred and is continuing, Restricted Payments (i) made to purchase or redeem Equity Interests of UAL or (ii) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise);

(19) any Restricted Payment so long as both before and after giving effect to such Restricted Payment, UAL and its Restricted Subsidiaries have Liquidity in the aggregate of at least $2.2 billion; and

(20) Restricted Payments in an aggregate amount which do not exceed 5.0% of the Consolidated Tangible Assets of UAL and its Restricted Subsidiaries (calculated at the time of such Restricted Payment).

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by UAL or such Restricted Subsidiary of UAL, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) above, or is entitled to be made pursuant to the first paragraph under this caption “—Restricted Payments,” UAL will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

For the avoidance of doubt, the following shall not constitute Restricted Payments and therefore will not be subject to any of the restrictions described in the foregoing Restricted Payments covenant:

(a) the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of UAL or any Restricted Subsidiary of UAL that is not contractually subordinated to the notes or to the note guarantee;

(b) the payment of regularly scheduled amounts in respect of, and the issuance of common stock of UAL upon conversion of, the 6% Convertible Preferred Securities, Term Income Deferred Equity Securities (TIDES)SM issued by Continental Airlines Finance Trust II or the underlying 6% Convertible Junior Subordinated Debentures due 2030 issued by Continental; and

(c) the conversion of the Capital Stock of UAL or United pursuant to the Airline/Parent Merger.

If a Restricted Payment is made at a time when a Default has occurred and is continuing and such Default is subsequently cured, the Default or Event of Default (as defined below) arising from the making of such Restricted Payment during the existence of such Default shall simultaneously be deemed cured.

Incurrence of Indebtedness and Issuance of Preferred Stock

UAL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and UAL will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that UAL may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and UAL’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if UAL’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 1.1 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by UAL and United of the notes and note guarantee in the aggregate principal amount to be issued on the Closing Date and any Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (1);

(2) the incurrence by UAL or any of its Restricted Subsidiaries of the Existing Indebtedness and any Indebtedness that is incurred pursuant to or in lieu of a commitment in existence as of the Closing Date;

(3) the incurrence by UAL or any of its Restricted Subsidiaries of (a) Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (3) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of UAL and its Restricted Subsidiaries thereunder) not to exceed $5.0 billion, and (b) Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under Credit Facilities secured on a junior priority basis by some or all of the collateral securing Indebtedness under Credit Facilities contemplated by clause

(a) of this clause (3) in an aggregate principal amount at any one time outstanding under this clause (3)(b) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of UAL and its Restricted Subsidiaries thereunder) not to exceed $3.0 billion;

(4) the incurrence by UAL or any of its Restricted Subsidiaries of Indebtedness represented by, or incurred in connection with, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (or reimbursing UAL or any of its Restricted Subsidiaries for) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (including without limitation airport, maintenance, training and office facilities, ground support equipment and tooling) used in the business of UAL or any of its Restricted Subsidiaries;

(5) the incurrence by UAL or any of its Restricted Subsidiaries of (a) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (4), (5), (6), (13), (20), (21), (24) or (25) of this paragraph and (b) Permitted Refinancing Indebtedness secured by aircraft, airframes, engines, spare parts, flight simulators, flight training devices or other assets replacing, renewing, refunding, extending, refinancing, defeasing or discharging any other Indebtedness of UAL or any of its Restricted Subsidiaries that was secured by aircraft, airframes, engines, spare parts, flight simulators, flight training devices or other assets;

(6) the incurrence by UAL or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock (including Acquired Debt) (i) as part of, or to finance, the acquisition (including by way of merger) of any Permitted Business, (ii) incurred in connection with, or as a result of, the merger, consolidation or amalgamation of any Person (including UAL or any of its Restricted Subsidiaries) that owns a Permitted Business with or into UAL or a Restricted Subsidiary of UAL, or into which UAL or a Restricted Subsidiary of UAL is merged, consolidated or amalgamated, or (iii) that is an outstanding obligation of a Person that owns a Permitted Business at the time that such Person is acquired by UAL or a Restricted Subsidiary of UAL and becomes a Restricted Subsidiary of UAL;

(7) the incurrence by UAL or any of its Restricted Subsidiaries of intercompany Indebtedness between or among UAL and/or any of its Restricted Subsidiaries;

(8) the issuance by any of UAL’s Restricted Subsidiaries to UAL or to any of its Restricted Subsidiaries of shares of preferred stock;

(9) the incurrence by UAL or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10) the Guarantee by UAL or any Restricted Subsidiary of UAL of Indebtedness of UAL or a Restricted Subsidiary of UAL to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) the incurrence by UAL or any of its Restricted Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds and surety bonds in the ordinary course of business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(12) the incurrence by UAL or any of its Restricted Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(13) Indebtedness (a) constituting credit support or financing from aircraft or engine manufacturers or their affiliates or (b) incurred to finance the acquisition of aircraft, airframes, engines, spare parts, flight simulators, flight training devices, QEC Kits or other operating assets; provided that no Indebtedness may be incurred in reliance on subsection (b) of this clause (13) more than twenty-four months after such acquisition;

(14) Indebtedness issued to current or former directors, consultants, managers, officers and employees and their spouses or estates (a) to purchase or redeem Capital Stock of UAL issued to such director, consultant, manager, officer or employee in an aggregate principal amount not to exceed $10.0 million in any twelve-month period or (b) pursuant to any deferred compensation plan approved by the Board of Directors of UAL;

(15) reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances;

(16) surety and appeal bonds that do not secure judgments that constitute an Event of Default;

(17) Indebtedness of UAL or any of its Restricted Subsidiaries to credit card processors in connection with credit card processing services incurred in the ordinary course of business of UAL and its Restricted Subsidiaries;

(18) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to UAL or to any other Restricted Subsidiary of UAL or their assets (other than such Receivables Subsidiary and its assets and, as to UAL or any other Restricted Subsidiary of UAL, other than Standard Securitization Undertakings) and is not guaranteed by any such Person;

(19) the incurrence of Indebtedness of UAL or any of its Restricted Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the ordinary course of business;

(20) the incurrence of obligations under the Co-Branded Agreement to the extent such obligations may be deemed to constitute Indebtedness of UAL or any of its Restricted Subsidiaries;

(21) the incurrence by UAL or the Guarantor (or, in the case of the “Co-Branded Secured Obligations” (as defined in the Credit Agreement as in effect on the Closing Date), any Restricted Subsidiary of UAL) of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) secured by a Lien on the “Collateral” (as defined in the Credit Agreement as in effect on the Closing Date) that is junior to the Liens securing the “Obligations” (as defined in the Credit Agreement as in effect on the Closing Date) (including, without limitation, the “Co-Branded Secured Obligations”), and Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (21);

(22) Indebtedness arising from agreements of UAL or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by UAL or any of its Restricted Subsidiaries in connection with such disposition;

(23) Indebtedness of UAL or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of UAL or the applicable Restricted Subsidiary of UAL;

(24) the incurrence by UAL or any of its Restricted Subsidiaries of additional Indebtedness that is either (a) unsecured and expressly contractually subordinated to the prior payment in full in cash of all notes and Guarantor Obligations on terms not materially less favorable to the holders of the notes than those customary at the time of incurrence (determined in good faith by a senior financial officer of UAL) for senior subordinated “high yield” debt securities or (b) unsecured, pari passu with all notes and Guarantor Obligations and convertible into common stock of UAL; provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (a) and (b) together, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (24), does not exceed $1.5 billion at any time outstanding; and

(25) the incurrence by UAL or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (25), not to exceed $3.0 billion, at any time outstanding.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, UAL will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that (A) all “Junior Secured Debt” (as defined in the Credit Agreement as in effect on the Closing Date) will at all times be deemed to have been incurred in reliance on the exception provided by clause (21) of the definition of “Permitted Debt” and (B) the term “Existing Indebtedness” will not include any Indebtedness that is permitted to be incurred under clauses (1), (3) or (21) of the definition of Permitted Debt.

None of the following will constitute an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant:

•	the accrual of interest or preferred stock dividends,

•	the accretion or amortization of original issue discount (“OID”),

•	the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms,

•	the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and

•	the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that UAL or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness as of such date, in the case of any Indebtedness issued with OID;

(2) the principal amount of the Indebtedness as of such date, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets as of such date; and

(b) the amount of the Indebtedness of the other Person as of such date.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary (other than the Guarantor) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by UAL and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under the covenant described above under the caption “—Restricted Payments” and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

Any designation of a Subsidiary of UAL as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of UAL; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of UAL of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will be permitted only if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default would be in existence following such designation.

SEC Reports

UAL will file with the Trustee within 30 days after it files them with the SEC, copies of its annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that UAL is required to file with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act.

Merger and Sales of Assets

The indenture provides that UAL and the Guarantor will not consolidate with or merge into, or convey, transfer or lease all or substantially all our or the Guarantor’s properties and assets to, any Person unless, among other items:

•	the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture, all our obligations under the notes and the indenture (in the case of UAL) or the obligations under the note guarantee (in the case of the Guarantor); and

•	immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Any such successor will succeed to and be substituted for, and may exercise every right and power of, UAL or the Guarantor, whichever is party to such transaction, under the indenture, but the predecessor issuer, in the case of a lease of all or substantially all of its assets, shall not be released from the obligation to pay the principal of and interest on the notes.

Events of Default

An “Event of Default” occurs with respect to the notes if any of the following occurs:

(1) default in any payment of the principal amount or premium, if any, on any of the notes when such amount becomes due and payable at Stated Maturity, upon acceleration, redemption or otherwise;

(2) failure to pay interest on the notes when such interest becomes due and payable and such failure continues for a period of 30 days;

(3) failure by UAL or any of its Restricted Subsidiaries to comply with any other covenants or agreements applicable to the notes and such failure continues for 60 days after the notice specified below;

(4) except as permitted by the indenture, the note guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Guarantor denies or disaffirms in writing its obligations under the note guarantee; or

(5) certain events of bankruptcy or insolvency described in the indenture with respect to UAL or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

A Default under clause (3) above will not constitute an Event of Default until the Trustee notifies us or the holders of at least 25% in principal amount of the outstanding notes notify us and the Trustee of the Default and we do not cure such Default within 60 days after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization with respect to UAL or its Restricted Subsidiaries that are Significant Subsidiaries) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the notes then outstanding may, by written notice to us (and to the Trustee, if such notice is given by the holders of the notes), declare the principal amount of the notes and any accrued and unpaid interest on the notes to be due and payable. Upon such a declaration, such amounts shall be due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization with respect to UAL or its Restricted Subsidiaries that are Significant Subsidiaries, the principal amount of and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

If a Default with respect to the notes occurs and is continuing and is actually known to a trust officer of the Trustee, the Trustee will mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or accrued and unpaid interest on the notes, the Trustee may withhold the notice if and so long as a committee comprised of its trust officers in good faith determines that withholding such notice is in the interest of the holders of the notes.

An Event of Default with respect to the notes will not necessarily be an event of default with respect to any other debt securities issued under the indenture, and an event of default with respect to another series of debt securities issued under the indenture will not necessarily be an Event of Default with respect to the notes.

The indenture provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the notes, or exercising any trust or power conferred on the Trustee with respect to the notes. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture or, subject to certain exceptions, that the Trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

By notice to the Trustee, the holders of a majority in aggregate principal amount of the notes then outstanding may waive an existing Default and its consequences except (i) a Default in the payment of the principal amount of, premium, if any, and accrued and unpaid interest on the notes, (ii) a Default arising from the failure to redeem or purchase any note when required pursuant to the terms of the indenture or (iii) a Default in respect of a provision that under the indenture cannot be amended without the consent of each holder of the notes affected. Further, the holders of a majority in principal amount of the notes by notice to the Trustee may rescind an acceleration of the notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the notes have been cured or waived, except nonpayment of the principal amount of, and accrued and unpaid interest on, the notes that has become due solely because of acceleration.

Modification of Indenture

Without Holder Consent

Without notice to or the consent of any holders of notes, we, the Guarantor and the Trustee may amend the indenture as it applies to the notes:

•	to evidence the succession of another Person to us or the Guarantor pursuant to a consolidation, merger or conveyance, transfer or lease of assets permitted under the indenture; or

•	to surrender any right or power conferred upon us; or

•	to add to the covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of the notes, and to add any additional Events of Default for the notes, subject to certain limitations; or

•	to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture, board resolution, officers’ certificate or in the notes that may be defective or inconsistent with any other provision contained therein; or

•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of notes; or

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect; or

•	to add to or change any provisions of the indenture to such extent as necessary to permit or facilitate the issuance of the notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of the holders of notes in any material respect; or

•	to provide security for the notes; or

•	to provide additional guarantees for the notes; or

•	to make any change that does not adversely affect the rights of any holder of notes; or

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one Trustee.

With Holder Consent

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the notes is generally required to amend the indenture as it applies to the notes. However, without the consent of each holder of an affected note, an amendment may not:

•	make any change to the percentage of principal amount of notes the holders of which must consent to an amendment or waiver; or

•	reduce the principal amount of, premium, if any, or interest on, or extend the Stated Maturity or interest payment periods, of the notes; or

•	make the notes of such holder payable in money or securities other than that as stated in the notes; or

•	make any change that adversely affects such holders’ right to require us to purchase the notes of such holder in accordance with the terms of the indenture; or

•	impair the right of such holder to institute suit for the enforcement of any payment with respect to the notes; or

•	except as referred to under “—Satisfaction and Discharge of the Indenture; Defeasance” or in connection with a consolidation, merger or conveyance, transfer or lease of assets pursuant to the indenture, release the Guarantor from its obligations under its note guarantee or make any change in the note guarantee that would adversely affect such holder; or

•	change certain requirements relating to waiving an existing Default or to the right to receive payment of, or bring suit to enforce payments of, the principal amount of, premium, if any, or interest on the notes; or

•	modify any of the foregoing provisions of this sentence.

Satisfaction and Discharge of the Indenture; Defeasance

The indenture shall cease to be of any further effect with respect to the notes if either (a) UAL has delivered to the Trustee for cancellation all notes (with certain limited exceptions) or (b) all notes not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable at their maturity within one year or are to be called for redemption within one year, and UAL shall have deposited with the Trustee as trust funds the amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be.

In addition, UAL shall have a “legal defeasance option” (pursuant to which UAL may terminate, with respect to the notes, all of its obligations, except for certain obligations, under the notes and the indenture with respect to the notes and all obligations of the Guarantor under the note guarantee) and a “covenant defeasance option” (pursuant to which UAL may terminate, with respect to the notes, its obligations under the covenants described under “—Certain Covenants” above). If the legal defeasance option is exercised with respect to the notes, payment of the notes may not be accelerated because of an Event of Default. If the covenant defeasance option is exercised with respect to the notes, payment of the notes may not be accelerated because of an Event of Default related to the specified covenants.

In order to exercise either the legal defeasance option or the covenant defeasance option with respect to the notes:

•	UAL must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized independent registered public accounting firm, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

•	in the case of an election of the legal defeasance option, UAL shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that: (a) UAL has received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling; or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•	in the case of an election of the covenant defeasance option, UAL shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•	no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) insofar as certain bankruptcy, insolvency or reorganization Events of Default are concerned, at any time in the period ending on the 91st day after the date of deposit;

•	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which UAL is a party or by which UAL is bound;

•	UAL shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by UAL with the intent of preferring the holders of the notes over any other creditors of UAL or with the intent of defeating, hindering, delaying or defrauding any other creditors of UAL or others; and

•	UAL shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

The Registrar and Paying Agent

The Trustee, acting through its corporate trust office in New York, New York, has been appointed the registrar and paying agent for the notes. Notes are transferable at the office of the registrar. Principal and interest will be payable at the office of the paying agent. We may, however, pay interest at our option by check mailed to registered holders of the notes or by wire transfer to an account of the Person entitled thereto as such account shall be provided to the registrar for the notes. Payments of principal of the notes will be made against surrender of the notes at the office of the Trustee (acting as paying agent) at our option by check payable to or upon the written order of the Person entitled thereto or by wire transfer to an account of the Person entitled thereto as such account shall be provided to the registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes.

Governing Law

The indenture is, and the notes and note guarantee will be, governed by, and construed in accordance with, the laws of the State of New York.

Form and Settlement; Book-Entry System

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC, as the depositary, and registered in the name of DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Except under circumstances described below, the notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of their securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in the global notes.

So long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have notes represented by the global notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on notes registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global notes. None of UAL, the Guarantor, the Trustee, any paying agent or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to these beneficial interests. Any notices required to be given to the registered holders while the notes are global notes will be given to DTC.

We expect that the depositary for the notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these participants.

Notes represented by the global note will be exchangeable for certificated securities with the same terms only if:

•	DTC notifies UAL that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, UAL fails to appoint a successor depositary within 90 days following such event;

•	UAL executes and delivers to the Trustee an officers’ certificate to the effect that such global note shall be so exchangeable; or

•	an Event of Default shall have occurred and be continuing and owners of beneficial interests in the global note in an amount not less than a majority of the aggregate outstanding principal amount of such global note have delivered to UAL and the Trustee a notice indicating that the continuation of the book-entry system through DTC is no longer in the best interests of the holders of such beneficial interests.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certain Definitions

Set forth below are certain defined terms used in the indenture, which are used in the descriptions under “—Certain Covenants” above:

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than UAL or any Subsidiary of UAL) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of UAL or any of its Subsidiaries solely by reason of such Investment. A specified Person shall not be deemed to control another Person solely because such specified Person has the right to determine the aircraft flights operated by such other Person under a code sharing, capacity purchase or similar agreement.

“Airline/Parent Merger” means the merger or consolidation, if any, of United and UAL.

“Airlines Merger” means the merger of Continental and Old United completed on March 31, 2013.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means the board of directors of UAL or any committee thereof duly authorized to act on behalf of the board of directors of UAL.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Scheduled Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2) direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4) Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5) Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

(6) fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

(7) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $5.0 billion;

(9) deposits available for withdrawal on demand with commercial banks organized in the United States (or any foreign jurisdiction in which UAL or any Restricted Subsidiary operates) having capital and surplus in excess of $100.0 million;

(10) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of UAL and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of UAL

(measured by voting power rather than number of shares), other than (i) any such transaction where the Voting Stock of UAL (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares) or (ii) any merger or consolidation of UAL with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Change of Control Payment” has the meaning assigned to that term in the second paragraph under the caption “—Change of Control Offer to Purchase.”

“Change of Control Payment Date” has the meaning assigned to that term in the second paragraph under the caption “—Change of Control Offer to Purchase.”

“Closing Date” means the date of original issuance of the notes.

“Co-Branded Agreement” means that certain Second Amended and Restated Co-Branded Card Marketing Services Agreement, dated as of September 11, 2015, among UAL, United (formerly known as Continental and as successor by merger to Old United), Mileage Plus Holdings, LLC, and Chase Bank USA, N.A., as may be further amended, amended and restated, modified, supplemented, replaced or extended from time to time.

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6) extraordinary, nonrecurring or unusual losses (including charges with respect to the grounding or retirement of aircraft) for such period to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(7) the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(8) deductions for grants to any employee of UAL or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(9) any net loss arising from the sale, exchange or other disposition of capital assets by UAL or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(10) any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(11) cash restructuring charges in an aggregate amount not to exceed $15.0 million in any fiscal year to the extent such charges were deducted in computing such Consolidated Net Income; plus

(12) all cost-savings, integration costs, transactional costs, expenses and charges incurred in connection with the consummation of any transaction related to any permitted acquisition, merger, disposition, issuance of Indebtedness, issuance of Equity Interests, or any Investment (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger), in each case, to the extent (a) permitted under the indenture and (b) deducted in computing such Consolidated Net Income; plus

(13) proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(14) any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(15) costs and expenses, including fees, incurred directly in connection with the consummation of this offering of the notes to the extent deducted in computing such Consolidated Net Income; minus

(16) non-cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus

(17) the sum of (i) income tax credits, (ii) interest income and (iii) extraordinary, non-recurring or unusual gains included in computing such Consolidated Net Income,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis

(excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any Disposition of assets of such Person or the disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(3) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles on such Person will be excluded;

(5) the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging will be excluded;

(6) any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7) the effect on such Person of any non-cash items resulting from any amortization, write-up, writedown or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(8) any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Consolidated Tangible Assets” means, as of any date of determination, Consolidated Total Assets of UAL and its consolidated Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises and any other assets properly classified as intangible assets, in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of UAL and its consolidated Restricted Subsidiaries as the total assets of UAL and its Restricted Subsidiaries in accordance with GAAP.

“Continental” means Continental Airlines, Inc., a Delaware corporation (now known as United Airlines, Inc.).

“Continental/UAL Merger” means the merger in which Continental became a Subsidiary of UAL.

“Continuing Directors” means, as of any date or for any period of determination, any member of the board of directors of UAL who:

(1) was a member of such board of directors on the first day of such period; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of March 27, 2013, among United (on its own behalf and as successor to Old United by merger) as borrower, UAL, as a guarantor, the Subsidiaries of UAL party thereto from time to time other than United, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements providing for the extension of credit, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds or insurance products, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require UAL to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that UAL may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that UAL and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds received by UAL after the Closing Date from:

(1) contributions to its common equity capital (other than from any Subsidiary); or

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of UAL or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means all Indebtedness of UAL and its Subsidiaries (other than Indebtedness incurred under clauses (1) or (3) of the definition of Permitted Debt) in existence on the Closing Date, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of UAL; provided that any such officer shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any specified period, the ratio of the Consolidated EBITDAR of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of UAL) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of UAL and certified in an officers’ certificate delivered to the trustee, and including any operating expense reductions for such period resulting from such acquisition that have been realized or for which all of the material steps necessary for realization have been taken) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDAR attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2) the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3) any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4) the product of (a) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to UAL or a Restricted Subsidiary of UAL, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5) the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing definition, with respect to leases (whether or not they are required to be capitalized on a Person’s balance sheet under generally accepted accounting principles in the United States of America in effect as of the date of the indenture) and with respect to financial matters related to leases, including assets, liabilities and items of income and expense, “GAAP” shall mean (other than for purposes of the covenant described under “—Certain Covenants—SEC Reports”), and determinations and calculations shall be made in accordance with, generally accepted accounting principles in the United States of America, which are in effect as of the date of the indenture.

“Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guarantor” means United.

“Guarantor Obligations” means the due and punctual payment, of the principal of (and premium, if any) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of the notes), if any, on the notes, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any holder or otherwise, according to the terms thereof and of the indenture and all other obligations of UAL with respect to the notes to the holder or the indenture trustee hereunder or thereunder.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, Banking Product Obligations and a deferral of pre-delivery payments relating to the purchases of aircraft or aircraft engines do not constitute Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If UAL or any Restricted Subsidiary of UAL sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of UAL after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of UAL, UAL will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of UAL’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the fourth to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Notwithstanding the foregoing, any Equity Interests retained by UAL or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by UAL or any Restricted Subsidiary of UAL after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by UAL or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the fourth to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of UAL and its Restricted Subsidiaries and (ii) the aggregate principal amount committed and available to be drawn by UAL and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities of UAL and its Restricted Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither UAL nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of UAL or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Old United” means United Air Lines, Inc., a Delaware corporation, which merged into Continental pursuant to the Airlines Merger.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which UAL and its Restricted Subsidiaries are engaged on the Closing Date.

“Permitted Investments” means:

(1) any Investment in UAL or in a Restricted Subsidiary of UAL;

(2) any Investment in cash, Cash Equivalents and any foreign equivalents;

(3) any Investment by UAL or any Restricted Subsidiary of UAL in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of UAL; or

(b) such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, UAL or a Restricted Subsidiary of UAL;

(4) any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5) any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of UAL or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors or employees made in the ordinary course of business of UAL or any Restricted Subsidiary of UAL in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(9) redemption or purchase of the notes;

(10) any Guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a Guarantee of Indebtedness of an Affiliate of UAL that is not a Restricted Subsidiary of UAL;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under the indenture;

(12) Investments acquired after the Closing Date as a result of the acquisition by UAL or any Restricted Subsidiary of UAL of another Person, including by way of a merger, amalgamation or consolidation with or into UAL or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger and Sales of Assets” after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by UAL or a Subsidiary of UAL in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14) accounts receivable arising in the ordinary course of business;

(15) Investments in connection with outsourcing initiatives in the ordinary course of business;

(16) Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed 30% of the total consolidated assets of UAL and its Restricted Subsidiaries at the time of such Investment; and

(17) any Investment by UAL or any of its Subsidiaries so long as no Default has occurred or is continuing when such Investment is made.

“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of UAL or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of UAL or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2) if such Permitted Refinancing Indebtedness has a maturity date that is after the maturity date of the notes (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (b) more than 60 days after the final maturity date of the notes;

(3) if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(4) notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by UAL or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“QEC Kits” means the quick engine change kits of UAL or any of its Subsidiaries.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by UAL or any of its Subsidiaries pursuant to which UAL or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary or any other Person (in the case of a transfer by UAL or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of UAL or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Qualifying Equity Interests” means Equity Interests of UAL other than Disqualified Stock.

“Receivables Subsidiary” means a Subsidiary of UAL which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of UAL (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by UAL or any Restricted Subsidiary of UAL (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates UAL or any Restricted Subsidiary of UAL in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of UAL or any Subsidiary of UAL (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither UAL nor any Subsidiary of UAL has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to UAL or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of UAL, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither UAL nor any Subsidiary of UAL has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of UAL will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of UAL giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services.

“Scheduled Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Significant Subsidiary” means any Restricted Subsidiary of UAL that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Closing Date.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by UAL or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means the date specified in the notes as the fixed date on which an amount equal to the principal amount of the notes is due and payable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership, joint venture or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of the indenture.

“UAL” means United Continental Holdings, Inc., a Delaware corporation.

“United” means United Airlines, Inc., a Delaware corporation formerly known as Continental Airlines, Inc., the survivor of the Airlines Merger.

“Unrestricted Subsidiary” means any Subsidiary of UAL that is designated by the Board of Directors of UAL as an Unrestricted Subsidiary in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with UAL or any Restricted Subsidiary of UAL unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to UAL or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of UAL;

(3) is a Person with respect to which neither UAL nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of UAL or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following summary discusses certain material U.S. federal income tax considerations, in the case of U.S. holders (as defined below) certain Medicare tax considerations, and in the case of non-U.S. holders (as defined below) certain estate tax considerations, relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes held as capital assets and is applicable only to initial purchasers of notes who purchased the notes at their initial offering price. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as brokers and dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or U.S. holders that hold their notes through non-U.S. brokers or other non-U.S. intermediaries;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale, conversion or other risk-reduction transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; or

•	a person within the UAL expanded group, within the meaning of the U.S. Treasury Regulations promulgated under Section 385 of the Code and a person who purchases or otherwise acquires a note from such person.

The discussion below is based upon the provisions of the Code, and existing and proposed Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Any of those authorities may be changed, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described herein.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holding our notes, you should consult your tax advisors regarding the tax consequences to you in light of your particular situation.

IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes. Certain consequences to “non-U.S. holders” of notes are described under “—Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident alien of the U.S.;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and treated as a U.S. person and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person.

Interest on the Notes

Payments of stated interest on the notes will be subject to U.S. federal income taxation as ordinary income at the time such payments accrue or are received, in accordance with your method of accounting for tax purposes.

OID

The notes may be treated as issued with OID if the stated principal amount of the notes exceeds their issue price by more than a statutorily defined de minimis amount. The issue price of the notes is the first price at which a substantial amount of the notes is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The amount of such OID is the excess of the stated principal amount of the notes over their issue price.

If the notes are issued with more than a de minimis amount of OID, a U.S. holder generally will be required to include the OID in income (as ordinary income) for U.S. federal income tax purposes as it accrues (regardless of the U.S. holder’s accounting method for U.S. federal income tax purposes), in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, a U.S. holder of the notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. The notes are not expected to be treated as issued with OID and the following discussion assumes this to be the case.

Change of Control Premium

In certain circumstances (see “Description of Notes—Certain Covenants—Change of Control Offer to Purchase”), we may be obligated to pay a change of control premium on the notes. This obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the contingency that such payment will be made is “remote” or “incidental” (within the meaning of applicable Treasury regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. Although not entirely clear, under our position any change of control premium likely will be taxable to a U.S. holder as capital gain rather than ordinary income when received or accrued, according to such U.S. holder’s method of accounting for U.S. federal income tax purposes. If our position was found to be incorrect and the notes were deemed to be contingent payment debt instruments, a U.S. holder might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and might be required to report the change of control premium as income when it accrues or becomes fixed, even if such U.S. holder is a cash method taxpayer. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Redemption or Other Disposition of Notes

You will generally recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized upon the sale, redemption or other taxable disposition

(except to the extent of any accrued but unpaid interest which is required to be treated as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss and will be long-term if you have held the note for more than one year. Long-term capital gains of non-corporate U.S. holders are currently taxed at a lower rate than ordinary income. The deductibility of net capital losses is subject to limitations.

3.8% Medicare tax on “Net Investment Income”

U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, estate or trust, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their own tax advisors with respect to the 3.8% Medicare tax.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest on the Notes

Subject to the discussions of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment to you of principal or interest on a note under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you comply with certification requirements.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by you), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) generally in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to

30% (subject to possible exemption or reduction pursuant to an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Sale, Redemption or Other Disposition of Notes

Any gain realized upon the sale, exchange, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the U.S. by you; or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the gain derived from the sale on a net income basis. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—Interest on the Notes” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the U.S.

Information Reporting and Backup Withholding

Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on notes and to certain payments of proceeds of the sale or retirement of notes. We, our paying agent or certain other parties, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding (currently at a rate of 28%) if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

Backup withholding and information reporting generally will not apply to payments made by us or our agent (in its capacity as such) to a holder of notes who has provided the required certification under penalties of perjury that such holder is not a U.S. person as set forth in the fourth bullet point under “—Consequences to Non-U.S. Holders—Interest on the Notes” or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied). However, we and other payors may be required to report payments of interest on your notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the required information is timely furnished to the IRS. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding taxes.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (“FATCA”) generally impose a withholding tax of 30% on U.S. sourced interest paid on, and the gross proceeds of a disposition of, debt obligations paid to (i) a foreign financial institution, as defined for purposes of FATCA (whether as a beneficial owner or an intermediary), unless (a) such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (b) such institution is resident in a country that has entered into an agreement with the U.S. regarding the exchange of certain information with respect to U.S. account holders and complies with local legislation enacted to give effect to such agreement, or (c) such institution otherwise establishes an exemption from FATCA withholding or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity, or otherwise establishes an exemption from FATCA withholding. Pursuant to final regulations and subsequent IRS guidance, this new withholding tax will not apply to gross proceeds from the disposition of debt instruments paid on or before December 31, 2018. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other specified parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation (direct or indirect) to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of a Plan subject to Title I of ERISA which engages in such a non-exempt prohibited transaction may be subject to liabilities under ERISA.

The acquisition and/or holding of the notes by an ERISA Plan with respect to which UAL, United, an underwriter or certain of our or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the exemption pursuant to Section 4975(d)(20) of the Code and Section 408(b)(17) of ERISA respecting transactions with service providers (other than certain fiduciaries) for adequate consideration may apply to the acquisition and holding of the notes by such service providers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of the notes, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (i) such purchaser or transferee is not a Plan and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their legal counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have agreed, severally and not jointly, to purchase, and we have agreed to sell to them, the principal amount of notes set forth opposite their names below:

Underwriters	Principal amount of notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Total		$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the notes offered by this prospectus if any such notes are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes directly to the public at the public offering price set forth on the cover page hereof. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to     % of the principal amount of the notes. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering:

Paid by UAL
Per note		%
Total	$

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Specifically, the underwriters may bid for, and purchase, notes on the open market. In addition, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Expenses associated with this offering, not including the underwriting discount, all of which are to be paid by us, are estimated to be approximately $1.2 million.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We have agreed in the underwriting agreement that we will not, for a period of 30 days after the closing date of this offering, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell or enter into any agreement to sell any debt securities issued or guaranteed by UAL or United and having the term of more than one year (other than (i) the notes (ii) any equipment notes, pass through certificates, equipment trust certificates or equipment purchase certificates secured by aircraft owned by UAL (or rights relating thereto) and (iii) any notes convertible into shares of common stock of UAL).

From time to time, the several underwriters or their affiliates have performed and are performing investment banking and advisory services for, and have provided and are providing general financing and banking services to, UAL and United. In particular, affiliates of each of the underwriters are lenders to UAL and/or United.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of UAL and/or United. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

UAL expects that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the          business day following the date hereof (this settlement cycle being referred to as T+      ). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on a day prior to the third business day before the date of initial delivery of the notes will be required, by virtue of the fact that the notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

UAL has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

Selling Restrictions

This prospectus supplement and the accompanying prospectus do not constitute an offer of, or a solicitation of an offer by or on behalf of us or the underwriters to subscribe for or purchase, any of the notes in any jurisdiction to or from any person to whom or from whom it is unlawful to make such an offer or solicitation in that jurisdiction. This distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. We and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to observe the following restrictions.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes which are the subject of the offering contemplated hereby has been, or will be made to the public in that Relevant Member State other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes referred to in (a) to (c) above shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. For the purpose of this paragraph, the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the United Kingdom.

Canada

In Canada, the notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor, as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures Regulations 2005 of Singapore.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Hughes Hubbard & Reed LLP, New York, New York. Milbank, Tweed, Hadley  & McCloy LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of UAL and United, and the related financial statement schedule, appearing in our Annual Report on Form 10-K filed with the SEC on February 18, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated by reference herein. The financial statements of UAL and United are incorporated by reference in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) and that are not delivered with this prospectus supplement. They contain important information about us and our financial condition.

Combined filings by UAL and United	Date filed
Annual Report on Form 10-K for the year ended December 31, 2015	February 18, 2016
Quarterly Report on Form 10-Q for the quarter ended March 31, 2016	April 21, 2016
Quarterly Report on Form 10-Q for the quarter ended June 30, 2016	July 19, 2016
Quarterly Report on Form 10-Q for the quarter ended September 30, 2016	October 17, 2016
Current Report on Form 8-K	January 7, 2016
Amendment to Current Report on Form 8-K/A	January 7, 2016
Current Report on Form 8-K	March 17, 2016
Current Report on Form 8-K (Items 5.02 and 9.01)	April 20, 2016
Current Report on Form 8-K	July 14, 2016
Current Report on Form 8-K	August 18, 2016
Current Report on Form 8-K	August 30, 2016
Current Report on Form 8-K	December 2, 2016

Filings by UAL only	Date filed
Current Report on Form 8-K	February 5, 2016
Current Report on Form 8-K	February 18, 2016
Current Report on Form 8-K	February 19, 2016
Current Report on Form 8-K	March 7, 2016
Current Report on Form 8-K (Items 1.01, 5.02, 8.01 and 9.01)	April 20, 2016
Amendment to Current Report on Form 8-K/A	April 21, 2016
Current Report on Form 8-K	May 6, 2016
Current Report on Form 8-K	June 14, 2016
Current Report on Form 8-K	July 19, 2016
Current Report on Form 8-K	October 24, 2016

Filings by United only	Date filed
Current Report on Form 8-K	June 13, 2016
Current Report on Form 8-K	June 15, 2016
Current Report on Form 8-K	September 27, 2016
Current Report on Form 8-K	September 29, 2016

The SEC file number is 1-06033 for UAL and 1-10323 for United.

Reference is made to the information under “Incorporation of Certain Documents by Reference” in the accompanying prospectus. All documents filed under the Exchange Act with the SEC prior to January 1, 2016, and incorporated by reference in the prospectus have been superseded by the above-listed documents and shall not be deemed to constitute a part of the prospectus or this prospectus supplement.

PROSPECTUS

United Continental Holdings, Inc.

Common Stock

Debt Securities

Depositary Shares

Guarantees of Debt Securities

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

Subscription Rights

Warrants

United Airlines, Inc.

Debt Securities

Guarantees of Debt Securities

The securities covered by this prospectus may be sold by United Continental Holdings, Inc. and its wholly-owned subsidiary United Airlines, Inc., from time to time, together or separately. In addition, selling security holders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. We may, and any selling security holder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holders.

We will describe the specific terms of any offering of securities in a prospectus supplement to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The Common Stock of United Continental Holdings, Inc. is traded on the New York Stock Exchange under the symbol “UAL.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, we, or certain of our security holders, may sell the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities that we or a selling security holder may offer. Each time we, or, under certain circumstances, our security holders, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “we,” “our,” “us” and the “Company” refer to United Continental Holdings, Inc. and its subsidiaries, including United Airlines, Inc.

You should rely only on the information contained in this prospectus or in a prospectus supplement accompanying this prospectus or on the information incorporated by reference therein. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

An investment in our securities involves risk. Before you invest in securities issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•	the risks described in the Annual Report on Form 10-K of United Continental Holdings, Inc. and United Airlines, Inc. for our most recent fiscal year and in any Quarterly Report on Form 10-Q which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus; and

•	other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus or any prospectus supplement delivered with this prospectus are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations, financial condition and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements contained in or incorporated by reference in this prospectus or any prospectus supplement delivered with this prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those stated in the SEC reports incorporated by reference in this prospectus or any prospectus supplement delivered with this prospectus or as stated in any such prospectus supplement under “Risk Factors”. Consequently, the forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

THE COMPANY

United Continental Holdings, Inc. (“UAL”) is a holding company, and its principal subsidiary is United Airlines, Inc. (“United”), which is a commercial airline.

Each of UAL and United is a Delaware corporation. The principal executive offices of UAL and United are located at 233 S. Wacker Drive, Chicago, Illinois 60606, telephone (872) 825-4000.

UAL’s website is www.unitedcontinentalholdings.com, and United’s website is www.united.com. The information contained on or connected to these websites is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders who may be named in a prospectus supplement. Because each of UAL and United is a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and any other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include possible future repayments of indebtedness, the funding of a portion of our pension liabilities, and our working capital requirements. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder who may be named in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UAL’s consolidated ratio of earnings to fixed charges for the periods indicated (1):

		Year Ended December 31,
	Three Months Ended March 31, 2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.36	1.66	1.31	(a)	1.40	1.19

(a)	Earnings were inadequate to cover fixed charges by $756 million for the year ended December 31, 2012.

The following table sets forth United’s consolidated ratio of earnings to fixed charges for the periods indicated (1):

		Year Ended December 31,
	Three Months Ended March 31, 2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.36	1.65	1.37	(b)	1.41	1.21

(b)	Earnings were inadequate to cover fixed charges by $689 million for the year ended December 31, 2012.
(1)	For purposes of calculating this ratio, earnings consist of income before income taxes and cumulative effect of changes in accounting principles adjusted for distributed earnings of affiliates in which UAL/United has a minority equity interest plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense, the portion of rental expense representative of interest expense, the amount amortized for debt discount, premium and issuance expense and interest previously capitalized.

DESCRIPTION OF UAL CAPITAL STOCK

The following description of UAL’s capital stock includes a summary of certain provisions of UAL’s amended and restated certificate of incorporation and amended and restated bylaws. The following description of the terms of the Preferred Stock UAL may issue sets forth certain general terms and provisions of any series of Preferred Stock to which any prospectus supplement may relate. Particular terms of the Preferred Stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any series of Preferred Stock so offered will be described in the prospectus supplement relating to the applicable Preferred Stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of Preferred Stock. This description of UAL’s capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of UAL’s amended and restated certificate of incorporation and any applicable certificates of designations, which have been or will be filed with the SEC.

General

UAL is authorized to issue up to 1,000,000,000 shares of Common Stock, par value $0.01 per share. UAL is also authorized to issue 250,000,000 shares of Preferred Stock, without par value (“Serial Preferred Stock”), one share of Class Pilot MEC Junior Preferred Stock, par value $0.01 per share, and one share of Class IAM Junior Preferred Stock, par value $0.01 per share.

Common Stock

Dividends

The holders of UAL Common Stock will be entitled to receive dividends, if and when declared payable, from time to time by the UAL board of directors (the “Board”).

Liquidation

Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the Common Stock, including any shares of UAL’s Serial Preferred Stock, Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock, have been paid in full that to which they are entitled, the holders of the then outstanding Common Stock will be entitled to receive, pro rata, the remaining assets of UAL available for distribution to its stockholders.

Voting Rights

Each outstanding share of Common Stock of UAL will entitle the holder thereof to one vote on each matter submitted to a vote at a meeting of stockholders. At meetings of stockholders, holders of UAL’s Common Stock vote together as a single class with holders of UAL’s Class Pilot MEC Junior Preferred Stock and Class IAM Junior Preferred Stock on all matters except the election of directors to the Board. Except as otherwise required by UAL’s amended and restated certificate of incorporation, each director shall be elected by vote of a majority of the votes cast with respect to that director’s election. However, if the number of director nominees exceeds the number of directors to be elected at any meeting of stockholders as of the date ten days prior to the date UAL files its definitive proxy statement with the SEC, then each director shall be elected by a plurality of the votes cast and entitled to vote on the election of directors. The affirmative vote of holders of shares of UAL’s capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

Other

UAL Common Stock is not convertible into, or exchangeable for, any other class or series of capital stock. Holders of Common Stock have no preemptive or other rights to subscribe for or purchase additional securities of UAL. UAL’s amended and restated certificate of incorporation contains no sinking fund provisions or redemption provisions with respect to the Common Stock. Shares of Common Stock are not subject to calls or assessments. No personal liability will attach to holders under the laws of the State of Delaware (UAL’s state of incorporation) or of the State of Illinois (the state in which UAL’s principal place of business is located). There is no classification of the Board.

UAL Common Stock is subject to certain limitations on ownership and transfer. See “—Certain Limitations on Ownership and Transfer and Anti-Takeover Provisions in UAL’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws applicable to all UAL Capital Stock” below.

Serial Preferred Stock

Serial Preferred Stock may be issued independently or together with any other securities and may be attached to or separate from the securities.

Pursuant to Delaware law and UAL’s amended and restated certificate of incorporation, the Board by resolution, and without the approval of stockholders, may establish one or more series of Serial Preferred Stock, fix the number of shares constituting such series and fix the designations and the powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of UAL.

If the Board approves the issuance of a series of Serial Preferred Stock to be offered hereunder, a description will be filed with the SEC and the terms of such series will be described in the prospectus supplement with respect to such series, including the following terms:

•	The number of shares constituting such series and the distinctive designation of the series;

•	The dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon;

•	Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption;

•	The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of UAL, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

•	Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by UAL of the shares of the series;

•	The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

•	The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and

•	Any other term, condition or provision with respect to the series not inconsistent with the provisions of Article Fourth, Part I of UAL’s amended and restated certificate of incorporation or any resolution adopted by the Board pursuant thereto.

Class Pilot MEC Junior Preferred Stock

UAL currently has one share of Class Pilot MEC Junior Preferred Stock outstanding, which may be held only by the United Airlines Pilots Master Executive Council (the “MEC”) of the Air Line Pilots Association, International (“ALPA”) or a duly authorized agent acting for the benefit of MEC and may only be transferred in certain limited circumstances specified in UAL’s amended and restated certificate of incorporation.

Dividends

The holder of the Class Pilot MEC Junior Preferred Stock is not entitled to receive dividends or other distributions, except as described under “—Liquidation” below.

Liquidation

Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the Class Pilot MEC Junior Preferred Stock, including any shares of UAL’s Serial Preferred Stock, have been paid in full that to which they are entitled, the holder of the Class Pilot MEC Junior Preferred Stock will be entitled to receive $0.01 for the share of Class Pilot MEC Junior Preferred Stock, but such holder shall not be entitled to any further payment.

Voting Rights

The holder of the share of Class Pilot MEC Junior Preferred Stock has the following voting rights:

(a) So long as any persons represented by ALPA are employed by UAL or any of its affiliates or until the collective bargaining agreement between UAL or any of its affiliates and ALPA has been amended so that such agreement no longer provides that ALPA has the right to appoint a director to the Board, the holder of the share of Class Pilot MEC Junior Preferred Stock shall have the right (i) voting as a separate class, to elect one director to the Board at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, and (ii) voting together as a single class with the holders of Common Stock of UAL and the holders of such other classes or series of stock that vote together with the Common Stock of UAL as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of UAL (other than the election of directors), except as otherwise required by law.

(b) The affirmative vote of the holder of the share of Class Pilot MEC Junior Preferred Stock, voting as a separate class, is necessary to authorize, effect or validate any amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of UAL’s amended and restated certificate of incorporation that would adversely affect the powers, preferences or special rights of the Class Pilot MEC Junior Preferred Stock.

Ranking

The Class Pilot MEC Junior Preferred Stock is deemed to rank senior to the Common Stock of UAL as to amounts distributable upon liquidation, dissolution or winding up of UAL.

Class IAM Junior Preferred Stock

UAL currently has one share of Class IAM Junior Preferred Stock outstanding, which may be held only by the International Association of Machinists and Aerospace Workers (the “IAM”) or a duly authorized agent acting for the benefit of the IAM and may only be transferred in certain limited circumstances specified in UAL’s amended and restated certificate of incorporation.

Dividends

The holder of the Class IAM Junior Preferred Stock is not entitled to receive dividends or other distributions, except as described under “—Liquidation” below.

Liquidation

Upon any liquidation, dissolution or winding up of UAL, after all securities ranking prior to the Class IAM Junior Preferred Stock, including any shares of UAL’s Serial Preferred Stock, have been paid in full that to which they are entitled, the holder of the Class IAM Junior Preferred Stock will be entitled to receive $0.01 for the share of Class IAM Junior Preferred Stock, but such holder shall not be entitled to any further payment.

Voting Rights

The holder of the share of Class IAM Junior Preferred Stock has the following voting rights:

(a) So long as any persons represented by the IAM are employed by UAL or any of its affiliates or until a certain letter agreement between UAL and the IAM no longer provides that the IAM has the right to appoint a director to the Board, the holder of the share of Class IAM Junior Preferred Stock shall have the right (i) voting as a separate class, to elect one director to the Board at each annual meeting of stockholders for a term of office to expire at the succeeding annual meeting of stockholders, and (ii) voting together as a single class with the holders of Common Stock of UAL and the holders of such other classes or series of stock that vote together with the Common Stock of UAL as a single class, to vote on all matters submitted to a vote of the holders of Common Stock of UAL (other than the election of directors), except as otherwise required by law.

(b) The affirmative vote of the holder of the share of Class IAM Junior Preferred Stock, voting as a separate class, is necessary to authorize, effect or validate any amendment, alteration or repeal (including any amendment, alteration or repeal by operation of merger or consolidation) of any of the provisions of UAL’s amended and restated certificate of incorporation that would adversely affect the powers, preferences or special rights of the Class IAM Junior Preferred Stock.

Ranking

The Class IAM Junior Preferred Stock is deemed to rank senior to the Common Stock of UAL as to amounts distributable upon liquidation, dissolution or winding up of UAL.

Certain Limitations on Ownership and Transfer and Anti-Takeover Provisions in UAL’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws applicable to all UAL Capital Stock

Five-percent Ownership Limitation

UAL’s amended and restated certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of UAL’s securities prior to the earliest of (A) February 1, 2014 or such later date as may be approved by the Board, (B) the repeal, amendment or modification of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), in such a way as to render the restrictions imposed by Section 382 no longer applicable to UAL, (C) the beginning of a taxable year of UAL in which no Tax Benefits (as defined in the amended and restated certificate of incorporation) are available, and (D) the date on which the limitation amount imposed by Section 382 in the event of an ownership change of UAL, would not be materially less than the net operating loss carry forward or net unrealized built-in loss of UAL (the “Restriction Release Date”), or any attempted transfer of UAL’s securities pursuant to an agreement entered into prior to the Restriction Release Date, will be prohibited and void ab initio so far as it purports to transfer ownership or rights in respect of such stock to the purported transferee (y) if the transferor is a five-percent shareholder or (z) to the extent that, as a result of such transfer either (1) any person or group of persons shall become a five-percent shareholder or (2) the percentage stock ownership interest in UAL of any five-percent shareholder shall be increased. The Board has extended the February 1, 2014 date referred to in clause (A) above to February 1, 2017. The Board has the authority to further extend such date in its sole discretion. The amended and restated certificate of incorporation provides an exception to this limitation for securities issued pursuant to UAL’s Second Amended Joint Plan of Reorganization dated January 20, 2006 or the Agreement and Plan of Merger relating to the merger on October 1, 2010, by which United became a subsidiary of UAL. The amended and restated certificate of incorporation defines the term “five-percent shareholder” as a person or group of persons that is identified as a “5-percent shareholder” of UAL pursuant to Treasury Regulation § 1.382-2T(g).

Foreign Ownership Limitation

UAL’s amended and restated certificate of incorporation limits the total number of shares of equity securities held by all persons who fail to qualify as citizens of the United States to having no more than 24.9% of the voting power of all outstanding equity securities of UAL.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with super voting, dividend or other special rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire UAL. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of UAL.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

UAL’s amended and restated bylaws provide that special meetings of the stockholders may be called only (i) by both the Chief Executive Officer and the Chairman of the Board, (ii) by the Board or (iii) subject to certain requirements set forth in UAL’s amended and restated bylaws, upon the written request of one or more stockholders of record of UAL that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a 25% aggregate “net long position” (as defined in UAL’s amended and restated bylaws) of the outstanding UAL Common Stock for at least one year prior to the date such request is delivered to UAL.

UAL’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors to the Board, other than nominations by ALPA or the IAM or nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide UAL with certain information. Additionally, vacancies and newly created directorships may be filled by a vote of a majority of the directors then in office, even though less than a quorum. UAL’s amended and restated bylaws allow the Chief Executive Officer or Chairman, or his or her designee, to preside at a meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of UAL.

Stockholder Action by Written Consent

Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless UAL’s amended and restated certificate of incorporation provides otherwise. UAL’s amended and restated certificate of incorporation provides that any action required or permitted to be taken by UAL stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing by such stockholders.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to the prospectus supplement relating thereto and, to the extent applicable, the following description.

UAL or United may issue debt securities from time to time in one or more series. The debt securities will be general obligations of the applicable issuer. The debt securities issued by UAL or United may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis by the other of such companies. If any series of debt securities will be subordinated to other indebtedness that the applicable issuer has outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between one or more of us and one or more trustees named in the prospectus supplement. The indenture that UAL and United expect to use has been filed with the SEC and is listed as an exhibit to the registration statement. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities will represent direct, unsecured, general obligations of UAL or United and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt the issuer has or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•	may be represented by one or more global notes registered in the name of a designated depositary’s nominee, and if so, beneficial interests in the global note will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may authenticate and deliver is unlimited. The debt securities may be issued in one or more series as the issuer may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

(1) the identity of the issuer of such debt securities;

(2) the form and title of the debt securities of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

(3) the price or prices of the debt securities of the series;

(4) any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series);

(5) the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

(6) the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest, if any, shall accrue, the interest payment dates on which such interest, if any, shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of securities in registered form), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the currency or currencies in which debt securities of the series shall be denominated, if other than U.S. dollars, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of securities in registered form) or the principal New York office of the trustee (in the case of securities in bearer form), where the principal, premium and interest with respect to debt securities of the series shall be payable or the method of such payment, if by wire transfer, mail or other means;

(8) the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at the issuer’s option or otherwise;

(9) whether debt securities of the series are to be issued as securities in registered form or securities in bearer form or both and, if securities in bearer form are to be issued, whether coupons will be attached to them, whether securities in bearer form of the series may be exchanged for securities in registered form of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

(10) if any debt securities of the series are to be issued as securities in bearer form or as one or more global securities representing individual securities in bearer form of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary bearer security of the series payable with respect to any interest payment date prior to the exchange of such temporary bearer security for definitive securities in bearer form of the series shall be paid to any clearing organization with respect to the portion of such temporary bearer security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary bearer security may be exchanged for one or more definitive securities in bearer form of the series;

(11) the obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

(12) the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for the issuer’s or UAL’s Common Stock, Preferred Stock, other debt securities or warrants for Common

Stock, Preferred Stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(13) if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

(14) if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(15) if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

(16) any changes or additions to the provisions of the indenture dealing with defeasance;

(17) if other than the entire principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(18) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the indenture as then in effect;

(19) any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest, if any, with respect to such debt securities due and payable;

(20) if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to in the indenture;

(21) any trustee, authenticating or paying agent, transfer agent or registrar for the debt securities of the series;

(22) the applicability of, and any addition to or change in, the covenants and definitions set forth in the indenture or in the terms set forth in the indenture relating to permitted consolidations, mergers or sales of assets;

(23) the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series, the identity of any guarantor and any corresponding changes to the provisions of the indenture as then in effect;

(24) the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

(25) with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

(26) any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the indenture).

Unless otherwise provided in the applicable prospectus supplement, securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

All funds which the issuer pays to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal, premium or interest shall have become due and payable will be repaid to the issuer, and the holders of those debt securities or any related coupons will thereafter look only to the issuer for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary (“participants”). Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by the issuer or through one or more agents, by the issuer or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

Subject to the restrictions applicable to securities in bearer form described in an applicable prospectus supplement (see “Limitations on Issuance of Securities in Bearer Form” below), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither the issuer, the trustee, any paying agent or registrar for such debt securities nor any agent of the issuer or the trustee will have any responsibility or liability for:

(1) any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests;

(2) the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee; or

(3) any other matter relating to the actions and practices of the depositary, its nominee or its participants.

None of the issuer, the trustee, any paying agent or registrar for such debt securities or any agent of the issuer or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and the issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see “—Limitation on Issuance of Securities in Bearer Form” below).

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, the issuer shall appoint a successor depositary. If a successor depositary is not appointed by the issuer within 90 days, the issuer will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, the issuer may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if an event of default with respect to the debt securities of a series represented by a global security shall have happened and be continuing and owners of beneficial interests in such global security in an amount not less than a majority of the aggregate outstanding principal amount of such global security have delivered to the issuer and the trustee a notice indicating that the continuation of the book-entry system through such depositary is no longer in the best interests of the holders of the beneficial interests, such global security will be exchangeable for individual debt securities of such series.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

If debt securities are issued, the indenture, as supplemented for a particular series of debt securities, will contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series, and any guarantees of such securities, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent the issuer of any debt securities conducts operations through subsidiaries of such issuer, the holders of such debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of such subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

Events of Default

Each of the following constitutes an event of default under the indenture with respect to any series of debt securities:

(1) default in any payment of the principal or premium, if any, on the debt securities of that series, when such amount becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) failure to pay interest on any debt security of that series when such interest becomes due and payable, and such failure continues for a period of 30 days;

(3) failure to comply for 60 days after notice with any covenants or agreements applicable to the debt securities of that series (other than those referred to in (1) or (2) above) or the indenture or supplemental indenture related to that series of debt securities; or

(4) certain events of bankruptcy, insolvency or reorganization affecting us.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under clause (3) will not constitute an event of default until the trustee notifies the issuer or the holders of 25% in principal amount of the outstanding debt securities notify the issuer and the trustee of the default and such issuer does not cure such default within the time specified after receipt of such notice.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization with respect to the issuer) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice to the issuer (and to the trustee if such notice is given by the holders), may declare the principal amount of (or in the case of original issue discount debt securities, the portion thereby specified in the terms thereof), and accrued interest on the debt securities of that series to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of and accrued interest on the debt securities of that series shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of a majority in aggregate principal amount of the debt securities of any series then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing default or event of default and its consequences under the applicable indenture except a default in the payment of the principal of, or premium, if any, and interest on the debt securities of such series, a default arising from the failure to redeem or purchase a debt security of that series when required pursuant to the terms of the indenture, or a default in respect of a provision that cannot be amended under the indenture without the consent of each holder of the series affected.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture or debt securities at the request or direction of any of the holders of any series of debt securities, unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to such provisions for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of such series of debt securities or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee is entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of a series has any right to pursue any remedy with respect to the indenture or debt securities unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to such series of debt securities;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to pursue such remedy, and such holder or holders have offered indemnity satisfactory to the trustee against any loss, liability or expense, to the trustee; and

•	the trustee has not complied with such request, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such request and offer of indemnity.

However, such limitations do not apply to a suit instituted by a holder of a debt security of such series for the enforcement of payment of the principal, premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

The indenture provides that if a default with respect to a series of debt securities occurs and is continuing and is actually known to a trust officer of the trustee, the trustee must mail to each holder of such debt securities notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, or premium, if any, or interest on any debt security of a series when such amount becomes due and payable, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders.

The indenture requires the issuer with respect to each outstanding series of debt securities to furnish to the trustee, within 120 days after the end of each fiscal year, a statement by certain of its officers as to whether or not such officers know of a default in the performance or observance of any of the terms, provisions and conditions with respect to such series of debt securities and, if so, specifying all such known defaults.

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification and Waiver

Modifications and amendments of the indenture as it applies to any series of debt securities or any of the other terms of such series may be made by the applicable issuer, any applicable guarantor and the trustee with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series.

No such modification or amendment may, without the consent of each holder of an affected debt security,

•	make any change to the percentage of principal amount of debt securities of the applicable series the holders of which must consent to an amendment;

•	reduce the principal amount of, premium, if any, or interest on, or extend the stated maturity or interest payment periods, of such debt security;

•	make such debt security payable in money or securities other than that stated in such debt security;

•	make any change that adversely affects such holder’s right to require the applicable issuer to purchase such debt security, if any;

•	impair the right of such holder to institute suit for the enforcement of any payment with respect to such debt securities;

•	in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of such holder under such provisions;

•	except as provided under “—Satisfaction and Discharge of the Indenture; Defeasance” or in accordance with a guarantee, release any guarantor of such debt security or make any changes in the applicable guarantee that would adversely affect such holder; or

•	change the requirements relating to waiving a default in payment of principal of, premium, if any, or interest on the debt securities of a series, the right to bring suit to enforce such payments or the provisions relating to modifications or amendments described in this sentence.

Without the consent of any holder, the issuer with respect to a series of debt securities and the trustee may amend the indenture as it applies to such series or any of the other terms of such series for one or more of the following purposes:

•	to evidence the succession of another person to such issuer pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of such issuer’s covenants, agreements and obligations in the indenture and with respect to the debt securities;

•	to surrender any right or power conferred upon such issuer, to add such further covenants, restrictions, conditions or provisions for the protection of the holders of such series of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in respect of any of such additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture with respect to such series (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any series of debt securities to waive such default);

•	to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture, board resolution, officers’ certificate or in any debt securities that may be defective or inconsistent with any other provision contained therein;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of such series;

•	to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add to or change any of the provisions of the indenture to provide that securities in bearer form may be registerable as to principal, to change or eliminate any restrictions on the payment of principal, premium or interest with respect to securities in bearer form, to permit securities in registered form to be exchanged for securities in bearer form or to permit or facilitate the issuance of debt securities of such series in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect;

•	in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture, board resolution or officers’ certificate relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions;

•	to add guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder of debt securities of such series;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; or

•	to establish the form or terms of debt securities and coupons of any series, as described under “—General” above.

UAL, United and the trustee may amend the indenture to add to, change, or eliminate any of the provisions of the indenture, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (a) neither apply to any debt security of any series outstanding at the time of the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (b) become effective only when there is no such debt security outstanding.

Mergers and Sales of Assets

The indenture provides that the issuer with respect to any outstanding series of debt securities may not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to another person, unless among other items: (a) the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person (if not such issuer) expressly assumes, by supplemental indenture, all obligations of such issuer under the applicable debt securities and the indenture; (b) no event of default with respect to any series of debt securities of such issuer issued under the indenture shall have occurred and be continuing; and (c) such issuer shall have provided the trustee with an officers’ certificate and an opinion of counsel confirming compliance with the indenture with respect to such transaction. Upon the assumption of the issuer’s obligations by such a person in such circumstances, subject to certain exceptions, such issuer shall be discharged from all obligations under the indenture.

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise provided for in the prospectus supplement, the indenture shall cease to be of any further effect with respect to a series of debt securities if (1) either (a) the issuer has delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable at their stated maturity within one year or are to be called for redemption within one year, and the issuer shall have deposited with the trustee as trust funds the amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be.

In addition, the issuer shall have a “legal defeasance option” (pursuant to which the issuer may terminate, with respect to the debt securities of a particular series, all of its obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which the issuer may terminate, with respect to the debt securities of a particular series, its obligations with respect to such debt securities under certain specified covenants with respect to such debt securities). If the legal defeasance option is exercised with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If the covenant defeasance option is exercised with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

The applicable prospectus supplement will describe the procedures the issuer must follow in order to exercise its defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of an issuer’s creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with any issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture is, and the debt securities will be, governed by the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following summary of certain provisions of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the depositary agreement that will be filed with the SEC in connection with the offering of such depositary shares.

UAL may offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If UAL decides to offer fractional shares of Preferred Stock, it will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of Preferred Stock, and the prospectus supplement will indicate that fraction. The shares of Preferred Stock represented by depositary shares will be deposited under a deposit agreement between UAL and a depositary that is a bank or trust company that meets certain requirements and is selected by UAL. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the Preferred Stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the deposit agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the Preferred Stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or UAL on account of taxes.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of Preferred Stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the Preferred Stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of Preferred Stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever UAL redeems the Preferred Stock, the depositary will redeem a number of depositary shares representing the same number of shares of Preferred Stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of Preferred Stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of Preferred Stock underlying such depositary shares in accordance with such instructions. UAL will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of Preferred Stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between UAL and the depositary. With the consent of the depositary, UAL may amend the deposit agreement from time to time in any manner that it desires. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by UAL or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the shares of Preferred Stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to UAL notice of its election to do so. UAL may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

UAL will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. UAL will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from UAL which are delivered to such depositary and which UAL is required to furnish the holders of the preferred shares.

Limitation of Liability

The deposit agreement contains provisions that limit UAL’s liability and the liability of the depositary to the holders of depositary shares. Both the depositary and UAL are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding pertaining to the rights of the holders of the depositary shares. UAL or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by UAL or it to be competent and on documents believed by UAL or them to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following summary of certain provisions of the stock purchase contracts and stock purchase units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the stock purchase contract or stock purchase unit, as applicable, that will be filed with the SEC in connection with the offering of such securities.

UAL may issue stock purchase contracts, including contracts obligating holders to purchase from it, and obligating UAL to sell to the holders, a specified number of shares of Common Stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time UAL issues stock purchase contracts or stock purchase units.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

UAL may issue subscription rights to purchase Common Stock, Preferred Stock, depositary shares or warrants to purchase Preferred Stock, Common Stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to UAL’s stockholders, UAL may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to UAL’s stockholders, UAL will distribute certificates evidencing the subscription rights and a prospectus supplement to its stockholders on the record date that UAL sets for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of Preferred Stock, depositary shares, Common Stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, UAL will forward, as soon as practicable, the shares of Preferred Stock, Common Stock, depositary shares or warrants purchasable upon such exercise. UAL may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

UAL may issue warrants for the purchase of debt securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with debt securities, Preferred Stock or Common Stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between UAL and a bank or trust company, as warrant agent. The warrant agent will act solely as UAL’s agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants; (e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) the antidilution provisions of such debt warrants, if any; (n) the redemption or call provisions, if any, applicable to such debt warrants; and (o) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of Preferred Stock warrants or Common Stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) the antidilution provisions of such warrants, if any; (l) the redemption or call provisions, if any, applicable to such warrants; and (m) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We and any selling security holder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	through brokers or dealers;

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we and any selling security holder may sell any securities covered by this prospectus in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we or any selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or any selling stockholder. We or any selling stockholder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or any selling security holder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or any selling security holder may also from time to time pledge our securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may be sold only through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

UAL may offer its equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters, dealers and agents who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

In connection with an underwritten offering, we and any selling stockholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We or any selling security holder may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or any selling security holder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or any selling security holder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

WHERE YOU CAN FIND MORE INFORMATION

UAL and United file annual, quarterly and current reports and other information, and UAL files proxy statements with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, which includes this prospectus and which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities offered.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) and that are not delivered with this prospectus. They contain important information about us and our financial condition.

Combined Filings by UAL and United	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2014	February 20, 2015
Quarterly Report on Form 10-Q for the quarter ended March 31, 2015	April 23, 2015

Filings by UAL	Date Filed
Registration Statement on Form 8-A, description of UAL’s Common Stock, par value $0.01 per share	September 30, 2010, including any amendments or reports filed to update such description
Current Report on Form 8-K	January 7, 2015

The SEC file number is 1-6033 for UAL and 1-10323 for United.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

United Continental Holdings, Inc.

United Airlines, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

(872) 825-4000

Attention: Secretary

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, our counsel Hughes Hubbard & Reed LLP, New York, New York, will pass upon the validity of the securities offered in this prospectus and any related prospectus supplement.

EXPERTS

The consolidated financial statements of UAL appearing in UAL’s Annual Report on Form 10-K at December 31, 2014 and December 31, 2013, and for each of the three years in the period ended December 31, 2014 (including the financial statement schedule appearing therein), and the effectiveness of UAL’s internal control over financial reporting as of December 31, 2014 and December 31, 2013, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of United appearing in United’s Annual Report on Form 10-K at December 31, 2014 and December 31, 2013, and for each of the three years in the period ended December 31, 2014 (including the financial statement schedule appearing therein), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.